AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2000.

                                              REGISTRATION NO. ____________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM SB-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                              Enova Holdings, Inc.
--------------------------------------------------------------------------------
                 (Name Of Small Business Issuer In Its Charter)

     Nevada                         6770                        33-0803552
--------------------------------------------------------------------------------
(State or Other Jurisdiction  (Primary Standard              (I.R.S. Employer
  of Incorporation          Industrial Classification       Identification No.)
  or Organization)               Code Number)


                   1196 E. Willow Street, Long Beach, CA 90806
                                 (562) 426-1321
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                   1196 E. Willow Street, Long Beach, CA 90806
--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                                  Mr. Fred Cohn
                   1196 E. Willow Street, Long Beach, CA 90806
                                 (562) 426-1321
           (Name, Address, and Telephone Number of Agent for Service)

                                    Copy to:
                                 Richard O. Weed
                                 Weed & Co. L.P.
                        4695 MacArthur Court, Suite 1450
                             Newport Beach, CA 92660
                            Telephone (949) 475-9086
                            Facsimile (949) 475-9087

Approximate Date of Commencement of Proposed Sale to the Public: as soon as possible after this registration statement becomes effective

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

---------------------------------------------------------------

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________________________________________________

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________________________________________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
     Title Of Each                   Proposed    Proposed
       Class Of                      Maximum     Maximum
      Securities         Amount      Offering   Aggregate        Amount Of
         To Be            To Be       Price      Offering      Registration
      Registered       Registered    Per Unit     Price            Fee
--------------------------------------------------------------------------------
     Common Stock       3,812,211   $ .001(1)   $3,813.00         $1.06
     Common Stock       2,000,000   $5.00     $10,000,000       $2,640.00
         Total          5,812,211    N/A           N/A          $2,641.06
-------------------------------------------- -----------------------------------
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act.

(1) Since Enova Holdings, Inc. is not yet trading and the book value of the shares is a negative number, we have used the par value as the proposed maximum offering price per share in this calculation.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                              Enova Holdings, Inc.,
                              a Nevada corporation

            5,812,211 Shares of Common Stock of Enova Holdings, Inc.

This prospectus relates to the public offering, which is not being underwritten, of 5,812,211 shares of common stock of Enova Holdings, Inc., a Nevada corporation ("Enova"). 3,812,211 of the shares offered are shares held by the stockholders of Enova (the "selling stockholders"). The selling stockholders may offer their shares of common stock through public or private transactions, at prevailing market prices, or at privately negotiated prices. Enova will not receive any of the proceeds from the selling shareholders' sale of the shares of common stock. 2,000,000 of the shares offered may be offered to the public at a price of $5.00 per share.

You should carefully consider the Risk Factors beginning on page 6 of this prospectus before purchasing any of the common stock offered by this prospectus.

Enova's common stock is currently not trading on any national securities exchange or on the Nasdaq stock market. This is a self-underwritten offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Registrant may amend this registration statement. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Enova may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is November 14, 2000.

                                Table of Contents
                                -----------------

Prospectus Summary..........................................................5
      Risk Factors..........................................................6
Use of Proceeds............................................................10
Determination of Offering Price............................................11
Dilution...................................................................11
Selling Security Holders...................................................12
Plan of Distribution.......................................................12
Legal Proceedings..........................................................14
Directors, Executive Officers, Promoters and Control Persons...............14
Security Ownership of Certain Beneficial Owners and Management.............16
Description of Securities..................................................16
Experts....................................................................18
Disclosure of Commission Position on Indemnification for
      Securities Act Liabilities...........................................18
Organization Within Last Five Years........................................18
Description of Business....................................................19
Management's Discussion and Analysis or Plan of Operation..................26
Description of Property....................................................29
Certain Relationships and Related Transactions.............................30
Market for Common Equity and Related Stockholder Matters...................30
Executive Compensation.....................................................30
Financial Statements.......................................................33
Changes in and Disagreements With Accountants on Accounting and
      Financial Disclosure.................................................34

PROSPECTUS SUMMARY

Enova Holdings, Inc.

     Enova Holdings, Inc. ("Enova") was incorporated in the State of Nevada on May 1, 1998 under the name of Yes Lifestyles, Inc. Enova is a holding company who operates primarily through its wholly-owned subsidiary, Pego Systems, Inc. ("Pego") and Pego's subsidiary, Pacific Pneumatic, Inc ("PPI").

         Pego is a manufacturer's representative organization that offers a full line of value added services including distribution, service, and manufacturing of custom process equipment packages, which are blower, pump or compressor packages designed to a customer's specification. Pego supplies air, gas and material handling equipment, i.e. blowers and compressors, for the environmental, petrochemical, food service and other industries with similar requirements. Pego designs and fabricates packages and provides repair service for the equipment it sells.

         PPI sells positive displacement blower packages, blower systems and components. These systems are primarily used by industry to convey powders from one place to another, to inject bubbles into liquid holding containers and to extract vapors by creating a vacuum. PPI also provides sales, engineering services, consulting and after market support services. PPI is an original equipment manufacturer for Pore Poly filters and owns the trade name Pore Poly. Poly Pore Filters are an industrial filter that allows powder to move to another destination without allowing a dust charge into the atmosphere.

         There is no market for Enova's securities.

     Enova's executive office is located at 1196 E. Willow Street, Long Beach, CA 90806. The telephone number is (562) 426-1321.

Offering

Common Stock Outstanding.......................3,812,211 shares

Common Stock Offered by Selling
Stockholders...................................3,812,211 shares

Common Stock Offered by Enova                  2,000,000 shares at $10,000,000
            Price per Share....................$5.00

Common Stock
Currently Outstanding..........................3,812,211 shares

Risk                                           Investment in the shares involves
Factors........................................a high degree of risk.

                                  Risk Factors

An investment in the shares offered hereby involves a high degree of risk. Prospective investors should carefully consider the following factors concerning the business of Enova and its subsidiaries and the offering, and should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in the shares.

Enova Is A Start-Up Stage Company With Limited Operating History And Is Subject To All Of The Risks Inherent To A Business In The Start-Up Phase.

         Enova was established in May 1998 and has limited operating history and is subject to all of the risks inherent in a business in the start-up phase. Enova only recently acquired its subsidiary, Pego and Pego's subsidiary, PPI. Both Pego and PPI are involved in industries that Enova has little or no experience in. As a result, Enova will incur additional expenses before becoming profitable, if it ever becomes profitable. Additionally, Enova has a limited business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in Enova. Any investment in Enova should be considered a high risk investment because the investor will be placing funds at risk in a start-up company with unforeseen costs, expenses, competition and other problems to which start-up ventures are often subject. Therefore, there is no assurance that an investment in Enova will become profitable in the future.

Since Inception, Enova Has Incurred Significant Losses, And For The Year Ended December 31, 1999 Had An Accumulated Deficit of $1,295,819.

         For the year ended December 31, 1999 and December 31, 1998, Enova's net loss was $435,093 and $1,093,413, respectively. Enova intends to invest heavily in the marketing, research and development of its subsidiaries' businesses. As such, Enova may incur further operating losses for the foreseeable future, and the rate at which such losses may be incurred may increase significantly from current levels. There can be no assurance that Enova will be able to generate sufficient revenues to achieve or sustain profitability in the future. As a result, Enova's financial condition may be materially adversely affected.

Enova's Growth May Require Substantial Expenditures Which Enova May Not Be Able To Fund.

         At December 31, 1999, Enova had cash and cash equivalents of approximately $60,000 and a negative working capital of $637,000. Enova's success and ongoing financial viability is contingent upon the success of its new business model and the generation of related cash flows. There is no assurance that such contingencies will be met in the future which may adversely affect the operations of Enova.

         Any additional equity financing may be dilutive to Enova's existing stockholders, and any debt financing, if available, may involve restrictive covenants which may limit Enova's operations. Enova's failure to raise capital if and when needed could delay or suspend Enova's strategy and result in a material modification of Enova's business strategy. Enova's inability to fund its capital requirements could have a material adverse effect on Enova's business, financial condition and results of operations.

Enova May Be Unable To Continue To Operate As A Going Concern.

         Because Enova has had continuing losses and a working capital deficit and accumulated losses from inception to December 31, 1999, Enova's auditors, in their report of Enova's and its subsidiaries financial statements as of December 31, 1999, expressed substantial doubt about Enova's ability to continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. Enova believes that its existing working capital deficit, legal fees associated with settlement of litigation together with funds generated from operations, will not be sufficient to provide for its planned operations for the foreseeable future. As such, Enova's sustained operations are dependant on reducing overhead, finding internal sources of cash and obtaining outside financing which may not be available on favorable terms, if at all. As a result, Enova's ability to continue to operate as a going concern may be unlikely.

As A Result Of Rapid Expansion, Enova May Not Have The Ability To Manage Growth Which May Strain Enova's Resources And Therefore, Detrimentally Affect Enova's Future Operations

         Enova will expand its operations rapidly, which may create significant demands on Enova's administrative, operational, developmental and financial personnel and other resources. Additional expansion by Enova may further strain Enova's management, financial personnel and other resources. If Enova's management is unable to manage growth effectively, its business, financial condition and results of operations could be materially adversely affected. There can be no guarantee that Enova's systems, procedures, controls and existing space will be adequate to support expansion of Enova's operations. Enova's future operating results will depend, among other things, on its ability to manage changing business conditions and to continue to improve its operational, financial control and reporting systems.

Enova May Not Be Able to Meet its Capital Requirements And May Encounter Limited Sources Of Liquidity, Which May Limit Its Ability To Fully Execute Its Business Strategy.

            Enova requires substantial capital to pursue its operating strategy and implement its business plan. Enova's current level of operations is consuming cash at a rate of approximately $20,000 per month and is expected to continue at this rate through the end of the fiscal year. For the next six months, Enova's primary financing activities will be from the sale of 100,000 restricted shares of common stock of The Hartcourt Companies, Inc. which it believes will provide the necessary working capital for operations. Hartcourt has included these shares in its Form SB-2 registration statement filed on August 24, 2000. There is no guarantee that this registration statement will become effective or that Enova will be able to sell the Hartcourt shares for a premium, if at all. Enova may need additional debt or equity capital in order to continue to fund its business operations and finance its growth. There can be no assurance that Enova will be able to obtain funding from any external source on suitable terms, if at all. A decrease in expected revenues resulting from adverse economic conditions or otherwise, unforeseen costs, or an inability to sell its investment in Hartcourt could shorten the period during which the current working capital may be expected to satisfy Enova's capital requirements which may be detrimental to Enova's continued operation.

Enova Is Dependent On Certain Members of Its Key Personnel And Loss Of These Personnel May Have An Adverse Effect On Its Business.

         The success of Enova is dependent upon, among other things, the services of Dr. Alan V. Phan, chairman, and Manu Ohri, president. The loss of the services of Dr. Phan or Mr. Ohri, for any reason, could have a material adverse effect on the prospects of Enova. Enova has entered into employment agreements with Dr. Phan and Mr. Ohri but does not maintain any key-man life insurance. Enova has enlisted experienced personnel in several key positions; however, there can be no assurance that Enova will be able to continue to attract and retain qualified employees to implement its business plan.

Enova's Success Depends Upon Its Ability To Protect Its Proprietary Technologies

            Enova relies on certain non-disclosure agreements with employees, and common law remedies with respect to certain of its subsidiary's proprietary technology. Although its subsidiary, PPI, owns a trademark on the name "Poly Pore" used to sell Poly Pore Filters, Enova does not own any other trade names and has not filed or obtained patents on its subsidiaries key technology and products. Further, there can be no assurance that the patents will be issued if applied for in the future. There can be no assurance that others will not misappropriate Enova's proprietary technologies or develop competitive technologies or products that could adversely affect Enova. In addition, although Enova is not aware of any infringement claims against it or any circumstances that could lead to such claims, there can be no assurance that such a claim could not be made which could adversely affect its business.

            Enova's efforts to protect its intellectual property may cause it to become involved in costly and lengthy litigation which could seriously harm its business. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although it has not become involved in intellectual property litigation, it may become involved in litigation in the future to protect its intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject it to significant liability for damages and subject it to significant liability for damages or invalidate Enova's proprietary rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation also could force Enova to take specific actions, including:

o    cease selling its products that use the challenged intellectual property;
o obtain from the owner of the infringed intellectual property a right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all;
     or
o    redesign  those products that use infringing intellectual property.

Enova Faces Substantial Competition From Competitors With Significantly Greater Resources.

            Enova's subsidiaries typically sell to oil refineries, cement plants, food and drink manufacturers, construction companies and all other areas of industry that require purification and/or cleaning of air and gases before expelling them into the atmosphere or into their product. Enova's subsidiaries face substantial competition from companies that serve many of the same customers served by Enova. Several of these companies offer lower prices and have low overhead operations. Substantially all of Enova's competitors have significantly greater resources, including financial, technical and marketing, than Enova, and there can be no assurance that Enova will be able to compete successfully in the future.

Failure to Expand Enova's Distribution Channels and Manage Enova's Distribution Relationships May Adversely Effect Its Operations.

         The future growth of Enova's business will depend in part on its ability to expand its subsidiaries existing relationships with distributors and resellers, develop additional channels for the distribution and sale of Enova's products and manage these relationships. As part of Enova's growth strategy, Enova intends to expand its subsidiaries relationships with distributors and resellers. The inability to successfully execute this strategy could impede its future growth.

Any Potential Acquisition Enova Makes Could Disrupt Its Business And Harm Its Financial Condition.

            While Enova has not identified any specific acquisitions, an element of its growth strategy includes the acquisition of companies which it believes have synergistic business models. Acquisitions entail a number of risks that could materially and adversely affect its business and operating results, including:

o   Problems  integrating the acquired  operations,  technologies  or products;
o   Diversion of Enova's management's time and attention from its core business;
o Difficulties in retaining business relations with suppliers and customers of the acquired company;
o   Risks associated with entering markets in which it lacks  prior  experience;
    and
o   Potential loss of key employees from the acquired company.

There Is No Public Market For The Shares, Therefore, It Is Unlikely That Enova Shareholders Will Be Able To Sell Their Shares At the Public Market At A Premium, If At All.

         It is unlikely that any market will develop prior to the second anniversary of Enova's operations following this offering, if then. Therefore, it is unlikely that Enova shareholders will be able to sell their shares for a premium, if at all.

Available Information

         Enova files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Enova files with the Commission at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Enova's Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

         You may also request a copy of these filings, at no cost, by writing or telephoning as follows:

         Enova Holdings, Inc. Attention: Investor Relations, 1196 E. Willow Street, Long Beach, CA 90806 (562) 426-1321.

         This prospectus is part of a registration statement on Form SB-2 Enova filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. Enova has not authorized anyone to provide you with different information other than the information contained in this prospectus. Enova is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Forward-Looking Statements

         Except for historical information contained herein, the matters discussed in this prospectus are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward looking statements. Such risks and uncertainties include, without limitation, Enova's dependence on the timely development, introduction and customer acceptance of products, the impact of competition and downward pricing pressures, the ability of Enova to generate revenues and raise any needed capital, the effect of changing economic conditions, and risks in technology development.

USE OF PROCEEDS

         The selling stockholders are offering 3,812,211 of the shares of common stock covered by this prospectus. Enova will not receive any proceeds from the sale of these shares of common stock. Enova will receive the proceeds from the sale of the 2,000,000 shares of common stock and will use these funds as set out in the table below.

The following table sets forth the use of the proceeds from this offering:

                                   Amount                      %

Total Proceeds                    $10,000,000                 100%

Less: offering expenses

Legal & Accounting                $    50,000                    .5%

Copying & Printing                $     8,000                    .08%

Net Proceeds from Offering        $ 9,942,000                  99.42%

Use of Net Proceeds               $ 9,942,000                  99.42%

Equipment                           1,550,000                  15.5%

Services                              500,000                    .5%

Operating Expenses &              $ 7,892,000                  78.92%
Working Capital *


*Enova has not allocated funds to specific areas within this category and instead, intends to make payments towards its various liabilities and will allocate the remainder of these funds on an as needed basis to its various operations.

DETERMINATION OF OFFERING PRICE

         The offering price of the shares has been determined by Enova and not as the result of arm's-length negotiations. There is no established public market for the shares. Enova set the price of the shares to value Enova after full financing through this offering at $10,000,000.

DILUTION

         Not applicable.

SELLING SECURITY HOLDERS

         The following table sets forth the number of shares owned by each of the selling stockholders. All information contained in the table below is based upon their beneficial ownership as of November 6, 2000. Enova is not able to estimate the amount of shares that will be held by the selling stockholders after the completion of this offering because those selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares other than those agreements and arrangements listed below. The following table assumes that all of the shares being registered will be sold. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of the shares.

--------------------------------------------------------------------------------
Name and address of    Number of shares      Percent of class of     Number of
Selling Stockholder    beneficially owned    shares beneficially     shares
                       prior to the offering owned prior to the      offered
                                             offering                hereby
--------------------------------------------------------------------------------
Total Shares:           3,812,211                   100%            3,812,211
--------------------------------------------------------------------------------

PLAN OF DISTRIBUTION

3,812,211 Shares Sold By Selling Stockholders

         Enova is registering 3,812,211 shares of common stock on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholder, as a pledgor, a borrower or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of Enova in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. Enova will not receive any of the proceeds of this offering.

         The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions (which may involve block transactions): in the over-the-counter market or in transactions otherwise than on such exchanges or services, including transactions pursuant to Rule 144 or another exemption from registration.

         In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, who in turn may engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/dealers who in turn may sell such securities.

         At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, and commissions or concessions allowed or re-allowed or paid to broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of sales of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

2,000,000 Shares To Be Sold By Enova

         Enova is offering 2,000,000 shares at the purchase price of $5.00 per share on a delayed or continuous offering basis pursuant to Rule 415 of the Securities Act of 1933 Rules. This is a self underwritten offering.

         Enova reserves the right to use selling agents with the appropriate modification to the registration statement, as necessary. If Enova makes arrangements to use selling agents after effectiveness of this registration statement, then Enova will need to file a post-effective amendment to the registration statement identifying the broker-dealer, providing the required information on the plan of distribution and use of proceeds, revising the disclosures in the registration statement, and filing the agreement as an exhibit to the registration statement. Further, prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

LEGAL PROCEEDINGS

         On January 14, 2000, Comerica Bank-California, instituted a legal action against Pego Systems, Inc. as maker, Enova Holdings Inc. and Hartcourt Companies, Inc. as guarantors, in the Los Angeles County Superior Court, Case Number NC027075, alleging nonpayment of promissory notes, breach of security agreement and breach of guaranty contracts, and alleging monies due. Enova expects to settle with the bank for the recorded liability of $886,104 and no other liabilities are expected to be incurred. A forbearance agreement has been entered into by all the parties effective October 1, 1999, which requires the bank to forbear all collection efforts until July 31, 2001. Enova has reached a settlement with the bank and expects to finalize this agreement by late November, 2000.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identification of Directors and Executive Officers.

         Enova, pursuant to its Bylaws is authorized to maintain a three (3) member Board of Directors, and executive officers as needed. The directors and officers for fiscal 2000 are as follows:

Name            Position Held with the Issuer     Age     Dates of Service
--------------  -----------------------------    -----   -------------------
Dr. Alan Phan   Director, Chairman of the Board    55     March 1999 to present
Manu Ohri       Director, President & CEO          44     June 1999 to present
Fred Cohn       Director, Vice President,          64     March 1999 to present
                Secretary, Treasurer

         All directors of Enova hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. The officers of Enova are elected by the Board of Directors and serve at the discretion of the Board of Directors or until their earlier resignation or death.

Business Experience

Dr. Alan V. Phan, Chairman of the Board and Director. Dr. Phan has over 30 years of experience in business management. He obtained his academic training and degrees at Pennsylvania State University and Sussex College of Technology. As Executive Vice President of Em Kay Group and Eisenberg Company, he established 11 industrial projects including real estate developments in Asia and South America. Dr. Phan has been a founder and Chairman of the Board and Chief Executive Officer of The Hartcourt Companies, Inc., a NASDAQ listed company, since August 1990.

Mr. Manu Ohri, President, Chief Executive Officer and Director. Mr. Ohri has over 19 years of diversified business management and operations experience in public and private companies. Mr. Ohri joined Enova in June 1999 as the President, CEO and Director of the company. From January 1997 to May 1999, Mr. Ohri served as Chief Operating Officer of Dynamic Cooking Systems, Inc., a privately held manufacturing company. From September 1989 to December 1996, Mr. Ohri held the position of Chief Financial Officer at Startel Corporation, a NASDAQ listed company in software development business. Mr. Ohri's multi-faceted experience includes operations, finance as well as administrative functions in the manufacturing, distribution and software development industries. Mr. Ohri is a member of the Board of Directors of Hartcourt since December 1999. Mr. Ohri is a Certified Public Accountant with over six years experience with Deloitte & Touche and PriceWaterhouseCoopers. Mr. Ohri earned his Masters degree in Business Administration from University of Detroit and Bachelors degree in Accounting from University of Delhi in India.

Mr. Fred Cohn, Vice President, Secretary, Treasurer and Director. Mr. Cohn has over 30 years of diversified experience in business management. During the last five years, Mr. Cohn was a successful entrepreneur owning and operating medium size companies in the fields of transportation, entertainment, manufacturing and distribution. Mr. Cohn is a former member of the Board of Directors of The Hartcourt Companies, Inc., a NASDAQ listed company. Mr. Cohn obtained his law degree from New York School of Law and Bachelors degree in Accounting from Wilkes University.

Board Committees

         The Board of Directors has established an Audit Committee and Compensation Committee. The Audit Committee, consisting of Dr. Phan and Mr. Ohri, reviews the adequacy of internal controls and results and scope of the audit and other services provided by Enova's independent auditors. The Audit Committee will meet periodically with management and the independent auditors.

         The Compensation Committee, consisting of Dr. Phan and Mr. Ohri, establishes salaries, incentives and other forms of compensation for officers and other employees of Enova and administers the incentive compensation and benefit plans of Enova. As such, Dr. Phan and Mr. Ohri jointly made the compensation decisions for their own executive positions.

Director Compensation

         In January 2000, the Board of Directors adopted a director compensation plan pursuant to which Enova directors will be compensated as follows: (i) $10,000 annual retainer payable in quarterly installments for participation at up to four meetings of the Board of Directors; (ii) an immediately exercisable, nonqualified stock option to purchase 20,000 shares of common stock to be granted upon appointment to the Board of Directors, and (iii) an immediately exercisable, nonqualified stock option to purchase 5,000 shares of common stock to be granted on the day of each annual shareholders meeting during the non-employee director's service on the Board of Directors. Such options are to be granted as freestanding options and not under any stock option plan. The exercise price shall be the fair market value of a share of common stock on the date of grant. No options have been granted under this plan. Directors are also reimbursed for reasonable expenses incurred in attending meetings of the Board of Directors and committees thereof.

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934 requires Enova's directors and officers and persons who own more than 10 percent of Enova's equity securities, to file reports of ownership and changes in ownership with the SEC. Directors, officers and greater than ten percent shareholders are required by SEC regulation to furnish Enova with copies of all Section 16(a) reports filed.

         Based solely on its review of the copies of the reports it received from persons required to file, Enova believes that all filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 6, 2000 with respect to the beneficial ownership of common stock of Enova, by each person known by Enova to own beneficially more than five percent of Enova's common stock, by each executive officer and director, and by all officers and directors as a group. Unless otherwise indicated, all persons have sole voting and investment powers over such shares, subject to community property laws. As of November 6, 2000, there were 3,812,211 shares of common stock outstanding.

--------------------------------------------------------------------------------
Name and Address of       Amount and Nature of              Percent of Class
Beneficial Owners         Beneficial Interest of
                          $.01 par value Common Stock
--------------------------------------------------------------------------------
Frederic Cohn                      25,000                           .7%
Director, Secretary, Treasurer
1198 E. Willow Street
Long Beach,  CA 90806
--------------------------------------------------------------------------------
Larco                             224,829                          5.9%
Emmet A. Larkin & Co.
100 Brush St. #1000
San Francisco, CA 94104
--------------------------------------------------------------------------------
Dr. Alan V. Phan (1)            1,237,313                         32.5%
Chairman of the Board
1198 E. Willow Street
Long Beach,  CA 90806
--------------------------------------------------------------------------------
All officers and directors      1,262,313                         33%
as a group
--------------------------------------------------------------------------------

(1) Includes an aggregate of 250,000 shares issueable upon conversion of 250 shares of preferred stock. The sole holder of the 250 outstanding shares of preferred stock, Dr. Phan is entitled to elect 3/5 of the number of members of Enova's Board of Directors.

DESCRIPTION OF SECURITIES

         The following summary is a description of certain provisions of Enova's Articles of Incorporation and Bylaws. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provision of the Articles of Incorporation and Bylaws, including the definitions therein of certain terms.

Common Stock

         Pursuant to the Enova's Certificate of Incorporation, the Board of Directors has authority to issue up to 75,000,000 shares of common stock, par value $0.001 per share. As of November 6, 2000, there were 3,812,211 shares issued, one vote for each share held on all matters. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they are annual or special, is not provided for under Enova's Articles of Incorporation or Bylaws. However, under certain circumstances, cumulative voting rights in the election of Enova's directors may exist under Nevada law. Presently, section 78.360 of the Nevada Revised Statutes provides that cumulative voting is authorized to the extent the Articles of Incorporation provide. The holders of common stock will be entitled to receive such dividends, if any, as may be declared by the board from time to time out of legally available funds, subject to any preferential dividend rights of any outstanding shares of preferred stock.

         Upon the liquidation, dissolution, or winding up of the company, the holders of the common stock will be entitled to share ratably in all assets of the company that are legally available for distribution, after payment of all debt and other liabilities and distribution in full of preferential amounts, if any, to be distributed to holders of preferred stock. The holders of common stock are not entitled to preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of common stock are subject to, and may be adversely affect by, the rights of any series of preferred stock, which the company may designate, and issue in the future.

Preferred Stock

         Pursuant to the Enova's Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or specials rights and the qualifications, limitations of restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Enova or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

         As of November 6, 2000 there were 250 issued and outstanding shares of preferred stock. Pursuant to Enova's Certificate of Determination of the Rights and Preferences of Preferred Stock of Enova Holdings, Inc, set forth March 1999, the 250 shares are designated as shares of "Series A Preferred Stock." The Series A is senior to the common stock or any other series of preferred stock. The Series A is not entitled to vote on any matters not concerning the Series A, except, until December 31, 2010, the holders of the Series A are entitled to elect 3/5 of Enova's Board of Directors. The holders of the Series A are entitled to convert each share of Series A into four shares of common stock. The holders of the Series A are entitled to receive annual dividends at the rate of

$.32 per share, payable in additional shares of Series A and upon liquidation, are entitled to a liquidation preference of $.16 per share. The Series A may be redeemable at $4.00 per share during the first two years of issuance and thereafter, the redemption price will increase by 5% per annum.

Transfer Agent

         Signature Stock Transfer, Inc. serves as the transfer agent for Enova.

EXPERTS

         Weinberg & Company, P.A., independent auditors, have audited Enova's financial statements included in Enova's Annual Report on Form 10-SB for the year ended December 31, 1999, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Enova's financial statements are incorporated by reference in reliance on Weinberg & Company, P.A.'s report, given on their authority as experts in accounting and auditing.

         Richard O. Weed, legal counsel to Enova, has expressed an opinion concerning the validity of the securities being registered. Mr. Weed does not own any shares of Enova common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN LAST FIVE YEARS

         On July 7, 1999, Enova authorized and issued restricted shares under Rule 144 to Heinz Mueller, Richard Korber, Martin Kamm, Karl Stobl and Claudia Pekari, former holders of convertible debentures of Hartcourt. Hartcourt promised the shares to these holders of convertible debentures prior to the spin-off and these holders agreed to accept Enova's common shares in lieu of cash repayment. As such, Enova issued 13,156 shares of its common stock to settle $65,780 of obligations of Hartcourt.

         On December 19, 1999, Enova received 100,000 shares of restricted common stock of Hartcourt in the name of Pego in satisfaction of all debts payable to Enova and for all ECS common stock held by Enova. During 1998 and 1999, Hartcourt borrowed cash in the amount of $1,058,642 from Enova. Hartcourt securities are traded over the OTC Bulletin Board and were valued at $1,525,000 on the date of exchange.

DESCRIPTION OF BUSINESS

Business Development

         Enova Holdings, Inc. ("Enova") is a corporation duly incorporated, validly existing and is in good standing under the laws of Nevada. Enova was originally incorporated on May 1, 1998 as Yes Lifestyles, Inc. ("YSI") in the state of Nevada by a director of The Hartcourt Companies, Inc ("Hartcourt") and Yes Clothing Company, Inc., a California corporation, to license and sell Yes Clothing Company merchandise. YSI never commenced any operations and amended its articles to change its name to Enova Holdings, Inc. on December 7, 1998.

         On February 1, 1999, Enova and Hartcourt entered into a Share Purchase Agreement in which Hartcourt acquired one (1) share of Enova which represented all of the issued and outstanding shares of the company, making Enova a wholly owned subsidiary of Hartcourt.

         On March 1, 1999, Enova and Hartcourt executed an Exchange Agreement whereby Hartcourt exchanged all of its ownership interest in two wholly owned subsidiaries, Pego Systems, Inc. ("Pego") and Electronics Component Systems, Inc. ("ECS"), collectively the "subsidiaries," for 4,709,788 additional shares of Enova. The acquisition of Pego included the acquisition of its subsidiary, Pacific Pneumatics, Inc. ("PPI"), a competitor Pego acquired in August 1998. As a result, Enova obtained 100% ownership in Pego, which included 100% of PPI, and 35% ownership in ECS.

         On March 1, 1999, Enova and Hartcourt entered into a Distribution Agreement pursuant to which Hartcourt agreed to distribute to all Hartcourt shareholders of record on March 31, 1999 all of the 4,709,789 shares of common stock of the Enova and to file, within a reasonable period of time following such distribution, a Registration Statement on Form 10-SB to cause the distributed shares of Enova to be registered under the Securities Act of 1934.

         As a result of the Share Purchase Agreement, the Exchange Agreement and the Distribution Agreement, each shareholder of record of Hartcourt on March 31, 1999 received one (1) share of Enova for every four (4) shares owned of Hartcourt. Following the distribution of Enova shares, both Enova and Hartcourt continue to operate as separate companies. All of Enova's operations and related assets and liabilities are held by Enova's subsidiaries.

         On December 19, 1999, Hartcourt, who owed Enova $1,058,642, issued 100,000 shares of its restricted common stock to Enova, to satisfy the debt and in exchange for all of Enova's interest in ECS. As a result, Enova no longer holds any interest in ECS and holds 100% interest in Pego, which includes 100% interest in PPI.

Business of Issuer

Enova Holdings, Inc.

         Enova is a holding  company as a result of  spin-off of Pego and ECS by
Hartcourt.   Enova  is  currently  doing  business   through  its  wholly  owned
subsidiary, Pego and Pego's wholly-owned subsidiary, PPI.

Pego Systems, Inc.

         Pego is a manufacturer's representative organization that offers a full line of value added service including distribution, service, and manufacturing of custom process equipment packages, which are blower, pump or compressor packages designed to a customer's specification. The "package" itself is a self-contained skid on which a blower, pump or compressor are assembled complete with motor and operating controls.

         Pego supplies air, gas and material handling equipment, i.e. blowers and compressors, for the environmental, petrochemical, food service and other industries with similar requirements. Pego is a stocking distributor for positive displacement blowers, air knives, filters, silencers and compressor parts. Pego designs and fabricates packages and provides repair service for the equipment it sells.

Products

         Pego sells positive displacement blowers, centrifugal blowers, and components. These blowers are primarily used by industry to convey liquids and powders from one place to another, to inject air into liquid and to extract vapors by creating a vacuum. For example, blowers have been used to move cement from raw material, through a process and into a holding bin; to create a vacuum in a landfill and to draw off methane gas; and to inject air bubbles into a sewage treatment plant to speed up effluent breakdown.

         Pego sells sliding vane compressors, which supply air to blowers for use in pneumatic conveying systems, which are air and mechanical conveying systems that move product from one area to another, generally used for in-plan processing of cement, resins, flour, coffee, pet food and powder chemicals. Pego also sells air knives, which are dry containers for various items such as fruits and vegetables, and steam turbines, which change steam to mechanical or electrical energy. Steam turbines have been used to create electricity for generators used by hospitals, universities and under-developed countries.

         Pego sells liquid ring vacuum pumps that remove liquid from processed food, milk and milk products and plastic molding processes. Pego sells compressors, which provide air to blowers and pumps, and gas compressors, which boost pressure in pipes which move gas for hospitals, refineries and other customers who use natural gas.

         Pego sells filters for air or gas, which clean the air in a system to as much as 97% efficiency at the inlet or outlet depending on the process. Filters clean the air in the system so the blower or pump can work efficiently. Lastly, Pego sells moisture separators, which remove the moisture from pipes or lines to leave clean, dry air and silencers, which muffle the noise of compressed air, many times to meet OSHA standards.

         Pego does not have any new products or services at the present time.

Services

         Founded as a manufacturer's representative in 1952, Pego has expanded its representation and sales force and continually sought new opportunities. A manufacturer's representative has resell agreements with other manufacturers to market and resell the manufacturer's products. In addition to sales, Pego provides in-house repair, engineering design, fabrication and consulting services. Pego sells directly to the end user, who are retail or industrial users of the equipment or part supplied, and utilizes independent sales agents for distribution of its products and sales.

         Pego's evolution continued with the opening in 1992 of a satellite service and sales facility in Novato, California, a sales office in Sacramento, California in 1994, and a sales office in Seattle, Washington in 1998; and plans to open a sales office in Portland, Oregon. In 1998, Pego acquired Pacific Pneumatics, Inc., a competitor in Rancho Cucamonga, California, that has the ability to offer complementary products not available through Pego. Based on the success of its satellite office program, Pego intends to continue expanding this regional representation program by opening new offices in markets throughout the country that will enable Pego to maintain its growth.

         Currently, although it has yet to enter this market, Pego has determined that its engineering and fabrication capabilities are well suited for pollution control systems necessary for most of today's industrial operations. In addition, opportunities exist for providing equipment and services for wastewater treatment plants and landfills in the United States and worldwide especially in evolving and emerging nations. Pego believes that there is a virtually untapped potential of new business with industrial plants in the United States discharging billions of gallons daily of water requiring treatment. Pego is already fabricating and shipping systems to China and other Asian countries providing management with experience in these markets.

Raw Materials

         Pego purchases raw steel from Shoey Steel Co. and steel pipe from Long Beach Metals. These materials are used in the fabrication of blower packages. All sources or raw materials can easily be replaced as these materials are not particular to any product or specific use.

Market Analysis

         Pego is involved in four inter-related markets. This includes the distribution, manufacturer's representative, fabrication, and repair and service markets. Within the distribution market, Pego acts a distributor of positive displacement blowers, sliding vane compressors, air knives, filters, silencers and separators to the manufacturing sector. Distribution sales are growing at a strong rate. The sales for these products amounted to $3,363,000 in 1999 and $1,600,000 in 1998 representing a steady growth over the previous year. Pego also acts as a manufacturer's representative selling liquid ring vacuum pumps/compressors, steam turbines, conveying systems and gas compressors to the manufacturing sector and petro-chemical sector. The manufacturer's representative sales have shown some growth but are generally flat. Some of this explained by the fact that Pego packages more equipment, and the petrochemical market has been slow for the past two years. This is due to the plunge in oil prices and also the devaluation of the monetary value in the Pacific Rim countries where many large projects are on hold. Pego's manufacturers whom it represents cater to those markets. Lastly, within the fabrication market, Pego fabricates self-contained equipment packages, which it sells to the manufacturing sector and engineering contractors. Pego has also found a market for repairing and servicing the products it sells.

         The upside potential for Pego's products in each of the currently addressed markets over the next two years is further sales inroads into the food industry, which is one of the fastest growing industries in the non-computer technology fields. Also, the environmental field includes wastewater treatment plants, landfill gas gathering, vapor extraction and soil remediation. There are several thousand industrial plants in the United States that discharge billion gallons of water per day that need to be treated. This is above the municipalities that are growing and need more wastewater treatment. The number of plants combined in the USA and in the foreign countries, to which Pego has access, exceeds 20,000 plants. Based on the conditions introduced above, it is apparent that Pego will broaden its market coverage of the food, petrochemical and environmental industries. An altogether new application for some of its product would be tapping the metal finishing markets. Further opportunity for its product exists in pharmaceutical and general food processing industries.

         All the above-listed markets are areas with growth, stability and opportunities for Pego products and are markets that Pego has sold to for years. Products sold to these markets include air knives, positive displacement blowers, blower packages and centrifugal blowers.

Market Segment

         Key points in defining the market segment are the western states where Pego operates, and in the general processing industry. Currently, over 150 companies in the western states that are of Pego's size or larger share the market. Users of air and gas handling machinery and complete systems are looking for quality and productivity improvements. Although thus far, the market for air and gas handling machinery is stable and mature, future developments in air and gas handling machinery and complete systems may cause Pego to increase its packaging and service capabilities.

         The stability of this market segment is good. This is based on the product category performance over the past 10 years. The machinery Pego sells is essential to many markets and will be unaffected by changes in the development of high tech equipment, since it cannot do the work of these standard products. The major market segments are: petrochemicals, wastewater treatment, environmental, pneumatic conveying and food processing. In the next two years, it is estimated that there will be more than ten products distributed by Pego. The market potential for these products in Pego's market is very strong even with only 5% of the overall market. Pego has an active customer base of over 600 companies and a turnover of new customers that is in the range of 4500 companies in the last 5 years.

Strengths

         In terms of product strength, Pego has several distinct advantages over the competition. First, Pego is a distributor for Gardner Denver Blowers, Fuller Compressors and is a manufacturer's representative for Nash Vacuum Pumps/Compressors and Tuthill Turbines, who sell world-known equipment. These manufacturers all have global presence and are leaders in the manufacturing of their products. In marketing, Pego's most powerful asset is its sales engineers. Pego has eight sales engineers, all of who are extremely well trained in the sales of its equipment and complete systems. Its sales engineers have been with Pego for as long as 18 years. The longevity with Pego gives its sales engineers great advantage during competitive situations because of their product knowledge, product training at the home factories of the companies that Pego represents and their rapport with their customers.

Weaknesses

         While there are some weaknesses inherent in Pego's product lines, the only notable marketplace disadvantage is delivery times. The sales increases have exceeded Pego's manufacturing capacity. By mid year 2001, Pego expects to be in good position as production may catch up with sales and thereby reduce this weakness considerably. Corporate weaknesses at this time consist of a lack of a fully integrated accounting system. Pego has brought on board an information technology coordinator to review Pego's immediate needs and offer solutions and implement a fully integrated accounting system.

Customer Profile

         The most typical customer for Pego's product is someone who is in the processing field and who currently uses its product for food or chemical processing. It is likely that potential customers are going to be familiar with similar products, and that they will readily accept Pego's product, provided that Pego markets them effectively.

         Complementary products to Pego's primary products, i.e. blowers, vacuum pumps and compressors, are filters, silencers and separators which are already in use by its customers and are seen as a tremendous help in compelling customers to acquire and use its product. People are motivated to buy Pego's product because of cost savings in operation.

Customer List

         Typical customers include all the major oil companies, chemical plants, power plants, A & E engineering firms, the food processing plants, municipalities with respect to landfills, wastewater treatment plants and any other industry that requires purification and/or cleaning of air and gases before expelling them into the atmosphere or into their product. All environmental clean up companies are deemed as Pego's potential customers.

         Pego's customers include: Coca-Cola, Beatrice Foods, Shell Oil, Exxon, British Petroleum, Bechtel Corporation, Fluor-Daniel Corporation, and Waste Management Inc.

Competition

         Companies that compete in this market are Roots, Paxton Blowers, MD Pneumatics and other blower manufacturers. All companies mentioned above charge competitive prices within 10% of Pego's prices, both higher and lower. The major strengths of Pego's competitors are name recognition and the major weaknesses of its competitors are lesser-trained sales representatives. Pego competes with national companies, several of whom are low cost market suppliers, and are based primarily in Pennsylvania and Ohio. Further, other competitors, such as United Blowers Co. and Universal Blower Co. have very low overhead operations. In contrast, Pego's building in Long Beach has recently been expanded and rearranged to accommodate future support staff.

         The major competitors' objectives and strategies are to win on price. The major competitors' most likely response to trends affecting Pego's industry will be to reduce production and sales costs. Pego's products are positioned relative to its major competitors by price, quality and location. Pego is Gardner Denver's and Tuthill's largest distributor in the twelve western states.

Pego is one of Sonic Air Systems top three distributors. This is because Pego specializes in selling low pressure air and gas equipment targeted at the process applications. Pego receives 90% of the business in the cement plant industry, where its top competitor is Fuller Co. In the waste treatment plant industry, Pego is 70% successful against competitor California Centrifugal in the sale of pumps and 50% successful against competitor Roots-Dresser in the sale of aeration products. In the mining and chemical industry, Pego is 50% successful in sales against competitor GL Sales. In the food processing industry, Pego is 70% successful against competitors, Roots-Dresser and Paxton. These statistics are based upon the number of known bid proposals that Pego has successfully won against the above-mentioned competition.

         Key factors that have resulted in the present competitive position in this industry are improved efficiency and reduced operating noise level. Sales and profit ranking of major competitors in the industry have changed over recent years due to consolidation taking place in Pego's industry. The rankings have changed because of the big companies buying out some of the smaller ones in the industry.

         Competitive threats today come from foreign manufacturers who are desperate to enter the domestic market and offer prices and services that are below cost. Pego's products perform in virtually all situations. The ability to offer a full range of product and services for air and gas handling equipment is unique in its industry.

         In all comparisons, Pego's products provide the same or more features and have superior performance than do many competitive products.

Cost Structure

         Pego opened a new facility in 1998 that increased its potential capacity by a factor of 15%. The facility is 22,000 square feet. The office space of the facility comprises approximately 3,000 square feet while 19,000 square feet is divided evenly into the repair and fabrication departments with the remaining area committed to inventory storage. In conjunction with this expansion, Pego increased its marketing expense and other administrative overheads. If the market acceptance in its expanded sales area is similar to its existing territory, Pego's profitability should increase, as the additional sales should far outweigh the increase in overhead expenses.

         Pego plans to add equipment and personnel to further increase sales and production capacity over a period of time. However, market opportunities for Pego products have encouraged it to accelerate its expansion plans.

         Pego will use additional financing to allow it to meet the expected growth in demand for its products. Because of certain credit problems as discussed further in this document, Pego is dependent on Enova for additional financing.

Industry Growth

         The sale and consumption of Pego's product has increased significantly over the past 23 years. Pego and its manufacturers, for whom it distributes, are increasing their capacity in order to meet this growth. There can be no assurance, however, that the growth will continue at the present rate.

Economic Risks

         The economic risks affecting Pego are reduced oil prices and loss of monetary value of foreign currencies against the dollar. This is because Pego sells to businesses such as Tuthill Turbines and Nash Vacuum, who sell pumps and compressors, which are sold globally to the petrochemical industry and power plants. Global factors such as the price of oil and currency values directly affect these market sectors. These sales are typically high dollar, therefore, a slowdown in the construction, expansion or renovation of refineries and power plants may effect Pego's business negatively. The best strategy for Pego is to increase domestic sales and increase the service part of its business. In addition, Pego is increasing the product lines it represents and the territory into which it sells.

Legal and Government

         State and local ordinances or zoning laws will not likely change or have impact on the products that Pego distributes. Pego's products are in compliance with environmental laws. No government approval is required for any of its products that it represents for its principals. Environment law compliance is related strictly to Pego's paint booth that is licensed by the city, county and state EPA regulatory agencies. Pego will stay abreast of legal issues facing its industry through the major contractors and available government publications.

Pacific Pneumatics, Inc.

         Pacific Pneumatics, Inc. ("PPI") was incorporated in California in 1959. On August 6, 1998, Pego purchased all outstanding shares of Pacific Pneumatics, Inc. Terms of the transaction included payment of $235,000 in cash and the transfer of equipment valued at $15,000. As such, PPI was transferred to Enova via Pego when Enova acquired Pego and ECS in the Exchange Agreement with Hartcourt on March 1, 1999.

         PPI functions as a wholly-owned subsidiary of Pego. PPI sells positive displacement blower packages, blower systems and components. These systems are primarily used by industry to convey powders from one place to another, to inject bubbles into liquid holding containers and to extract vapors by creating a vacuum. For example, systems have been used to move flour for baking from trucks into a holding bin, to create agitation in a plating process by blowing bubbles into a tank and to extract polluted vapors from the ground by creating a vacuum that pulls the vapor through the system and returns cleansed air to atmosphere. PPI also sells pneumatic conveying systems, which are air and mechanical conveying systems used to move product from one area to another, generally used for in-plan processing of cement, resins, flour, coffee, pet food and powder chemicals.

         PPI also provides sales, engineering services, consulting, conveying systems support and after market support services. PPI is a original equipment manufacturer ("OEM") for Pore Poly filters and owns the trade name Pore Poly. Poly Pore Filters are an industrial filter that allows powder to move to another destination without allowing a dust charge into the atmosphere.

         PPI typically sells to oil refineries, cement plants, food and drink manufacturers, construction companies and all other industries that require purification and/or cleaning of air and gases before expelling them into the atmosphere or into their product. Within these industries, PPI markets its products to end users, OEM's and resellers. End users are retail or industrial users of the equipment or part supplied and resellers are dealers or "middlemen" to whom a particular piece of equipment is sold and who subsequently sells it to an end user. PPI does not have a contractual representative or distribution agreements with any of the manufacturers whose products it sells. All products are purchased on an OEM or resale price basis. PPI's sales efforts are not bound by geographical constraints since it has not entered into contractual agreements with manufacturers whose products it sells. All sales are directed towards the industrial sector.

Customers of PPI include Baker Furnace, Dow Chemical, Dolly Madison, Heinz Products and Coto de Caza. Many companies compete with PPI in the sale of blower packages. However, PPI has a strong repeat customer base, and faces minimal competition in the areas of pond aeration, which is the oxygenation of small bodies of water for the purposes of purification, and Poly Pore filter markets. PPI usually faces competition from 2-3 other companies on a specific project and is successful 50% of the time.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Results of Operations

         Since Enova had no operations in fiscal 1998, the accompanying financial statements for the year ended December 31, 1998 included only the cost of organization of Enova.

Comparison of Year Ended December 31, 1999 to Year Ended December 31, 1998:

         The accompanying financial statements of Enova for the year ended December 31, 1999 included operations of Enova and Pego. The accompanying financial statements for the year ended December 31, 1998 included operations of Pego for the twelve months ended December 31, 1998 and five months of operations of PPI from August 6, 1998 (date of acquisition by Pego) to December 31, 1998. Enova's investment in ECS was deemed as zero due to consistent losses in 1999 and 1998, respectively.

         The exchange of Pego and ECS was accounted for at historical cost since it qualified as a combination of entities under common control. Accordingly, the transaction was accounted for as a recapitalization of Pego, a combination of businesses under common control and an asset acquisition of securities of ECS. The financial statements subsequent to the acquisition are as follows: (1) the balance sheet includes the net assets of Enova and Pego at historical cost; (2) the statement of operations includes the operations of Enova and Pego for the periods presented.

         Sales. Sales increased by approximately $338,500 or 5% for the year ended December 31, 1999 compared with 1998. This increase was primarily attributable due to acquisition of Pacific Pneumatics, Inc. in August 1998 and higher volume in repairs and service sales.

         Cost of sales. Cost of sales decreased by approximately $194,000 or (4%) for the year ended December 31, 1999 when compared with 1998. This decrease resulted primarily due to increase in higher margin products sales and increased margin in repairs and service sales. Gross margins increased by 5% in 1999 over 1998 due to the sales of higher margin products and higher margins in repairs and service sales in 1999.

         General & administrative expenses. General and administrative expenses increased by approximately $587,000 or (60%) and as a percentage of sales increased to approximately 22% in 1999 compared to 15% in 1998. Such increase was primarily due to increased administrative expenses, legal and accounting costs, and payroll expenses due to acquisition of Pego and ECS in March 1999.

         Sales and marketing expenses. Sales and marketing expenses increased by approximately $157,000 or (19%) and percentage of sales increased to approximately 14% in 1999 compared to 13% in 1998. The increase was primarily due to Enova's expanding direct sales and marketing activities.

         Net loss. Enova incurred a net loss of approximately $435,000 or (6.2%) for the year ended December 31, 1999 when compared to net loss of approximately $1,093,000 or (16.5%) during the same period of 1998. The reduction in loss resulted primarily due to the impairment of goodwill amounting to $991,081 recorded in 1998 compared to $ 0 in 1999, offset by increased general and administrative expenses and sales and marketing expenses incurred in 1999 when compared with 1998, and loss of $40,134 on disposition of computer hardware and software purchased in 1998 that was not Y2K compliant.

         Impairments. Impairments for the year ended December 31, 1999 amounted to zero compared to $991,081 for the year ended December 31, 1998. Enova evaluated the recoverability of goodwill during 1998 and based on continuing losses from Pego, management wrote off $991,081 of goodwill originally recorded under push down method of accounting when Hartcourt acquired Pego. Hartcourt based the write-off on the reevaluation of the value of Pego and the lack of profitability of Pego after the acquisition.

         Interest expense. Interest expense increased by $34,374 or (26%) for the year ended December 31, 1999 as compared to 1998 primarily due to interest charged by Comerica Bank on the loan obtained by Pego in August 1998.

Comparison of the Three Months and Six Months Ended June 30, 2000 to Three Months and Six Months Ended June 30, 1999:

         The accompanying financial statements of Enova for the three months and six months ended June 30, 2000 include operations of Enova, Pego and PPI. The accompanying financial statements for the three months and six months ended June 30, 1999 include operations of Pego and PPI.

         Sales. Sales decreased by approximately $481,800 and $664,400 during the three months and six months ended June 30, 2000 when compared to the same periods in 1999. The decrease in sales resulted primarily due to Enova not able to complete shipments of major engineering packages due to back-ordered parts.

         Cost of sales. Cost of sales decreased by approximately $409,600 and $382,750 during the three months and six months ended June 30, 2000 when compared to the same periods in 1999. Cost of Sales as a percentage of sales decreased to approximately 61% and increased to 63% of sales during the three months and six months ended June 30, 2000 as compared to approximately 67% and

62% of sales for the same periods in 1999. The decrease in cost of sales was primarily due to sale of product mix with higher gross margin during the three months ended June 30, 2000 compared to the sale of product mix during the same periods in 1999.

         Sales and marketing. Sales and marketing expenses decreased by approximately $91,900 and increased by $40,050 during the three months and six months ended June 30, 2000 when compared to the same periods in 1999. Sales and marketing expenses as a percentage of sales decreased to approximately 3% of sales and increased to 12% of sales during the three months and six months ended June 30, 2000 as compared to approximately 7% and 9% of sales for the same periods in 1999. Such decrease was primarily due to Enova reducing advertising and marketing activities during the three months ended June 30, 2000 as compared to the same period in 1999. However, sales and marketing expense increased due to Enova expanding direct sales and increased advertising and marketing expense in the six months ended June 30, 2000 as compared to the same period in 1999.

         General and administrative expenses. General and administrative expenses decreased by approximately $24,900 and $161,400 during the three months and six months ended June 30, 2000 when compared to the same periods in 1999. General and administrative expenses as a percentage of sales increased to approximately 28% and 22% of sales during the six months ended June 30, 2000 when compared to approximately 23% and 22% of sales for the same periods in 1999. Such decrease was primarily due to the increased administrative, legal and accounting costs, and payroll expenses incurred in connection with the organization of Enova during the three months and six months ended June 30, 1999 compared to the same periods in 2000.

         Interest expense. Interest expense increased by approximately $73,000 and $128,000 during the three months and six months ended June 30, 2000 when compared to the same periods in 1999. The increase in interest expense was primarily due to higher rate of interest charged to Enova on loans outstanding to the bank and third party during the three and six months ended June 30, 2000 as compared to the same periods in 1999.

Liquidity and Capital Resources

         At  December  31,  1999,   Enova  had  cash  and  cash  equivalents  of
approximately $60,000 and working capital deficiency of approximately $637,000.

         Material commitments. Enova has a promissory note on its and Pego's corporate headquarters in Long Beach, California bearing 8.5% interest per year, with monthly payment of $9,543 including principal and interest. The final payment on the promissory note is due on November 1, 2024. Enova has two other facilities located in Novato, California and Chino, California. The monthly payments on the Novato lease, which expires May 31, 2003, are $1,975. PPI's office, located in Chino, is leased at $1,409 per month for a two-year term expiring on August 31, 2001.

         Enova also leases certain computer equipment under a capital lease of $71,530 with minimum payments of approximately 23,088 due annually until 2004. Enova is also obligated under employment contracts with its Chairman of the Board and Chief Executive Officer to provide salary and fringe benefits through June 30, 2002. Minimum salary payments under the contracts currently amount to $260,000 per year and aggregate $739,600 through June 20, 2002.

         Enova is currently going through litigation with Comerica bank as a guarantor of Pego's debt under a line of credit arrangement and a note payable. The bank has called the line of credit of $200,000 and the note payable of $686,104 due as of December 31, 1999. Enova expects to incur less than $20,000 in legal fees as a result of the litigation. A forbearance agreement has been entered into by all parties effective October 1, 1999, which requires the bank to forbear all collection efforts until July 1, 2001. Enova has reached a settlement with the bank and expects to finalize the settlement agreement by late November, 2000.

         At June 30, 2000, Enova had cash and cash equivalents of approximately $52,840 and working capital deficiency of approximately $696,560.

         Because Enova has had continuing losses and a working capital deficit and accumulated losses from inception to December 31, 1999, Enova's auditors, in their report of Enova's and its subsidiaries financial statements as of December 31, 1999, expressed substantial doubt about Enova's ability to continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. Enova believes that its existing working capital deficit, legal fees associated with settlement of litigation together with funds generated from operations, will not be sufficient to provide for its planned operations for the foreseeable future.

         Pursuant to the December 1999 Agreement between Enova and Hartcourt, Enova received 100,000 shares of Hartcourt restricted common stock in the name of Pego in exchange for Enova's ownership interest in ECS. Pego plans to sell its investment in Hartcourt common shares upon effectiveness of a registration statement filed by Hartcourt on August 24, 2000 to register such shares. Enova believes that it will be able to satisfy its cash requirements with the proceeds of that sale for at least six months. Enova believes that an additional million dollars will be required to remove the going concern opinion. Management believes that actions are currently being taken to reduce expenses, generate cash by optimizing operations and thus pay-off the bank loans, which will provide the opportunity for Enova to continue as a going concern.

         Enova regularly examines opportunities for strategic acquisitions of other companies or lines of business and anticipates that it may from time to time issue additional debt and/or equity securities either as direct consideration for such acquisitions or raise additional funds to be used, in whole or in part, in payment for acquired securities or assets. The issuance of such securities could be expected to have a dilutive impact on Enova's shareholders, and there can be no assurance as to whether or when any acquired business would contribute positive operating results commensurate with the associated investment.

DESCRIPTION OF PROPERTY

         The corporate headquarters of Enova and Pego is located in Long Beach, California. These facilities are owned by Enova and contain approximately 22,000 square feet of office, warehouse and production facilities. Enova has a promissory note on the facility bearing 8.5% interest per year, with monthly payment of $9,543 including principal and interest. The final payment on the promissory note is due on November 1, 2024. The production area is complete with cranes, forklifts, fabrication equipment, overhaul and service equipment, testing and certification equipment and a paint booth. The production facility is in compliance with all government certifications.

         Enova has two other facilities located in Novato, California and Chino, California. The Novato facility is leased from the former owner of Pego and approximates 2,100 square feet. The monthly payments on this lease, which expires May 31, 2003, are $1,975. The facility includes a sales office, a small warehouse for certain high sales volume components and a shop for limited repairs. PPI's office, located in Chino is leased at $1,409 per month for a two-year term expiring on August 31, 2001. The lease has an option to renew for one additional year. The facility is approximately 2,200 square feet and supports Pore Poly production and filtration business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Please see "Organization Within Last Five Years."

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         There is no public market for Enova common stock. As of November 6, 2000, there were 25,000,000 shares of preferred stock authorized, $.001 par value, 250 shares issued and outstanding and 75,000,000 shares of common stock authorized, $.001 par value, 3,812,211 shares issued and outstanding. As of November 6, 2000, there were 1076 holders of record of Enova common stock and 1 holder of record of Enova preferred stock.

         Enova's Board of Directors approved a Stock Option Plan, effective January 3, 2000 to December 31, 2010, whereas Enova will grant options for up to 2,000,000 shares of common stock to certain employees and consultants for services rendered. Enova has prepared a Form S-8 to register the shares underlying these options and expects to file the Form S-8 with the Securities and Exchange Commission shortly. On January 3, 2000, Enova granted under the plan to Dr. Alan Phan an option to purchase 500,000 shares of common stock; to Mr. Manu Ohri an option to purchase 200,000 shares of common stock; and to Mr. Fred Cohn an option to purchase 100,000 shares of common stock, at an exercise price of $2.00 per share. No options have been exercised under the plan as of the date of this filing.

         No other shares of Enova are subject to outstanding options or warrants to purchase or securities convertible into, common equity of Enova. Further, no holder has met the requirements to sell Enova securities under Rule 144 of the Securities Act Rules and Enova has not agreed to register its securities under the Securities Act for sale by securities holders.

         Enova has not declared any dividends in the last two years.

EXECUTIVE COMPENSATION

         The following table sets forth the total compensation for the Chairman and the Chief Executive Officer and each of Enova's most highly compensated executive officers whose total salary and bonus for the fiscal 1999 exceeded $100,000 or would have exceeded $100,000 on an annualized basis.

Name               Annual Salary      Other Compensation             Year
---------------   -----------------  ---------------------------  -------------
Dr. Alan Phan          $0            ($60,000 worth of Stock)        1999
---------------   -----------------  ---------------------------  -------------
Manu Ohri              $0            ($25,000 worth of Stock)        1999
---------------   -----------------  ---------------------------  -------------

(1) Stock represents restricted Enova stock. The amounts represent compensation payable in the form of restricted Enova stock. Fair market value of Enova stock is indeterminable at the present time and will be determined when compensation is paid.

Stock Option Plan

         On January 3, 2000, Enova adopted a formal stock option plan titled the 2000 Stock Option Plan ("Plan") to encourage ownership of the common stock of Enova by key eligible employees and its Directors and Officers thereby encouraging them to exert maximum effort for the success of the business of Enova and its subsidiaries. The Plan was funded with 2,000,000 shares of Enova common stock. On January 3, 2000 Enova granted, under the Plan, to Dr. Alan Phan an option to purchase 500,000 shares of common stock; to Mr. Manu Ohri an option to purchase 200,000 shares of common stock; and to Mr. Fred Cohn an option to purchase 100,000 shares of common stock, at an exercise price of $2.00 per share. No options have been exercised under the Plan as of the date of this filing.

Employment Agreements

         Dr. Alan Phan's Employment Agreement. Enova entered into an employment agreement with Dr. Alan Phan in July 1999 pursuant to which Dr. Phan agreed to serve as Chairman of the Board of Directors of Enova. The employment agreement provides that Dr. Phan will receive an annual compensation of $120,000 and an annual cash bonus as determined by the Board of Directors. In Dr. Phan's sole discretion, he may elect to take stock in lieu of a cash salary. If Dr. Phan does not take compensation in cash, Enova will issue restricted common shares for such compensation earned, shares calculated at the closing price on the first trading of the year discounted by 50%, for the year for which compensation is earned. Accrued compensation paid in stock will be recorded at the fair market value of the stock issued with any excess fair market value over the accrued amount being charged to compensation expense on the grant date. Enova will provide Dr. Phan with (i) a life insurance policy in the amount of $1,000,000; (ii) medical, dental and disability (long-term and short-term) coverages; (iii) a car allowance of $650 per month; and (iv) membership dues for business and professional associations.

         Dr. Phan may terminate the employment agreement at any time for any reason or no reason upon delivering thirty days notice to the company. If the employment agreement is terminated by Enova without cause, or if Dr. Phan terminates his employment for good reason, including as a result of a change in control, Dr. Phan is entitled to a lump sum payment dependent upon the amount of time the employment agreement has been in effect.

If the employment agreement is terminated in the first year, the severance amount would be equal to his base salary for 12 months; if employment agreement is terminated in the second year, the severance amount will be equal to his base salary for 18 months; and if employment agreement has been in effect for longer than two years, the severance amount will equal 24 months of base pay at the time of termination. In addition, Dr. Phan shall receive (i) his base salary accrued through the date of termination; (ii) all accrued vacation pay and accrued bonuses, if any, to date of termination; (iii) any bonus which would have been paid but for the termination, prorated through the date of termination, based upon Enova's performance and in accordance with the terms, provisions and conditions of any company incentive bonus plan in which Dr. Phan may be designated a participant; (iv) providing, for a period of 12 months after the date of termination, at the company's expense, coverage to Dr. Phan under the company's life insurance and disability insurance policies and to Dr. Phan and his dependents under the company's health plan; if any of the company's health, life insurance, or disability insurance plans are not continued or if Dr. Phan is not eligible for coverage thereunder because of the termination of his employment, the company shall pay the amount required for Dr. Phan to obtain equivalent coverage; (v) providing to Dr. Phan reasonable outplacement services; and (vi) providing an office, secretarial support, and access to equipment and supplies for a period of 6 months after termination. Also upon termination of Dr. Phan's employment by Enova without cause, all equity options, restricted equity grants and similar rights held by Dr. Phan with respect to securities of the company shall automatically become vested and shall become immediately exercisable.

         Mr. Manu Ohri's Employment Agreement. Enova entered into an employment agreement with Mr. Manu Ohri in July 1999, pursuant to which Mr. Ohri agreed to serve as the Chief Executive Officer and President of Enova. The employment agreement provides that Mr. Ohri will receive an annual base salary of $140,000 in the first year, $168,000 in the second year, and $201,600 in the third year, and an annual cash bonus as determined by the Board of Directors. Enova will provide Mr. Ohri with (i) a life insurance policy in the amount of $1,000,000;
(ii) medical, dental and disability (long-term and short-term) coverage; (iii) a car allowance of $650 per month; and (iv) membership dues for business and professional associations not to exceed $2,500 annually without the authorization of the Board.

         Mr. Ohri may terminate the employment agreement at any time for any reason or no reason upon delivering thirty days notice to the company. If the employment agreement is terminated by the company without cause, or if Mr. Ohri terminates his employment for good reason, including as a result of a change in control, Mr. Ohri is entitled to a lump sum payment dependent upon the amount of time employment agreement has been in effect.

         If the employment agreement is terminated in the first year, the severance amount would be equal to Mr. Ohri's base salary for 12 months; if employment agreement is terminated in the second year, the severance amount will be equal to Mr. Ohri's base salary for 18 months; and if employment agreement has been in effect for longer than two years, the severance amount will equal 24 months of base pay at the time of termination.

         In addition, Mr. Ohri shall receive (i) his base salary accrued through the date of termination; (ii) all accrued vacation pay and accrued bonuses, if any, to date of termination; (iii) any bonus which would have been paid but for the termination, prorated through the date of termination, based upon company's performance and in accordance with the terms, provisions and conditions of any company incentive bonus plan in which Mr. Ohri may be designated a participant
(iv) providing, for a period of 12 months after the date of termination, at the company's expense, coverage to Mr. Ohri under the company's life insurance and disability insurance policies and to Mr. Ohri and his dependents under the company's health plan; if any of the company's health, life insurance, or disability insurance plans are not continued or if Mr. Ohri is not eligible for coverage thereunder because of the termination of his employment, the company shall pay the amount required for Mr. Ohri to obtain equivalent coverage; (v) providing to Mr. Ohri reasonable outplacement services; and (vi) providing an office, secretarial support, and access to equipment and supplies for a period of 6 months after termination. Also upon termination of Mr. Ohri's employment by the company without cause, all equity options, restricted equity grants and similar rights held by Mr. Ohri with respect to securities of the company shall automatically become vested and shall become immediately exercisable.

FINANCIAL STATEMENTS














                              ENOVA HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                              FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 1998

                              ENOVA HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                    CONTENTS




PAGE      1       INDEPENDENT AUDITORS' REPORT

PAGE      2       BALANCE SHEET AT DECEMBER 31, 1998

PAGE      3       STATEMENT OF OPERATIONS FOR THE PERIOD FROM
                  MAY 1, 1998 (INCEPTION) TO DECEMBER 31, 1998

PAGE      4       STATEMENT OF CASH FLOWS FOR THE PERIOD FROM
                  MAY 1, 1998 (INCEPTION) TO DECEMBER 31, 1998

PAGE      5       STATEMENT OF STOCKHOLDER'S EQUITY FOR THE PERIOD
                  FROM MAY 1, 1998 (INCEPTION) TO DECEMBER 31, 1998

PAGES     6 - 9   NOTES TO FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
 Enova Holdings, Inc.
 (A Development Stage Enterprise)

We have audited the accompanying balance sheet of Enova Holdings, Inc. (a development stage enterprise) as of December 31, 1998 and the related statements of operations, changes in stockholder's equity and cash flows for the period from May 1, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Enova Holdings, Inc. (a development stage enterprise) as of December 31, 1998, and the results of its operations and its cash flows for the period from May 1, 1998 (inception) to December 31, 1998 in conformity with generally accepted accounting principles.





WEINBERG & COMPANY, P.A.
Boca Raton, Florida
December 27, 1999

                              ENOVA HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                  BALANCE SHEET
                                DECEMBER 31, 1998

------------------------------------------------------------------------------
                                     ASSETS

Current assets
                                                                  $      -
                                                                  ------------
TOTAL ASSETS                                                      $      -
                                                                  ============


LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES                                                       $      -
                                                                  ------------


STOCKHOLDER'S EQUITY
 Preferred stock, $.001 par value, 25,000,000 shares authorized,
   none issued and outstanding                                           -
 Common stock, $.001 par value, 75,000,000 shares authorized,
   one share issued and outstanding                                      -
 Additional paid-in capital                                             500
 Deficit accumulated during development stage                          (500)
                                                                  ------------
TOTAL STOCKHOLDER'S EQUITY                                               -
                                                                  ------------


TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                        $      -
                                                                  ============



















                 See accompanying notes to financial statements

                              ENOVA HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF OPERATIONS
                          FROM MAY 1, 1998 (INCEPTION)
                              TO DECEMBER 31, 1998

-----------------------------------------------------------------------------
REVENUES                                                         $       -
                                                                 -----------

EXPENSES
   Organization expense                                                 500
                                                                 -----------

TOTAL EXPENSES                                                          500
                                                                 -----------

NET LOSS                                                         $     (500)
                                                                 ===========


Net loss per share - basic and diluted                           $     (500)
                                                                 ===========

Weighted average number of shares
   outstanding during the period -
   basic and diluted                                                      1
                                                                 ===========


























                 See accompanying notes to financial statements

                              ENOVA HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF CASH FLOWS
                         FROM MAY 1, 1998 (INCEPTION) TO
                                DECEMBER 31, 1998

---------------------------------------------------------------------------

Cash flows from operating activities
   Net loss                                                $       (500)
                                                           -------------
   Net cash used in operating activities                           (500)
                                                           -------------

Cash flows from investing activities
   Net cash provided by investing activities

Cash flows from financing activities
   Proceeds from issuance of common stock                           500
                                                           -------------
   Net cash provided by financing activities                        500
                                                           -------------

Net increase (decrease) in cash                                     -

Cash and cash equivalents at beginning of year                      -
                                                           -------------

Cash and cash equivalents at end of year                     $      -
                                                           =============

























                 See accompanying notes to financial statements

                              ENOVA HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                         FROM MAY 1, 1998 (INCEPTION) TO
                                DECEMBER 31, 1998

                                                                                DEFICIT
                                                                              ACCUMULATED
                                                             ADDITIONAL          DURING
                                        COMMON STOCK          PAID-IN         DEVELOPMENT
                                    SHARES       AMOUNT       CAPITAL            STAGE           TOTAL
----------------------------------------------------------------------------------------------------------
Common Stock Issuance                  1         $  -       $      500          $      -      $     500

Net loss from May 1,1998
(Inception) to December 31,1998        -            -              -                  (500)        (500)
                                    ----------------------------------------------------------------------

                                    ======================================================================
Balance, December 31, 1998             1         $  -       $      500          $     (500)   $       -
                                    ======================================================================
























                 See accompanying notes to financial statements

NOTE  1           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

                  (A)   Organization

                        Enova Holdings, Inc. (a development stage enterprise) (the "Company"), formerly known as Yes Lifestyles, Inc., was incorporated in Nevada on May 1, 1998 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. At December 31, 1998, the Company had not yet commenced any formal business operations, and all activity related to the Company's formation. The Company's fiscal year end is December 31.

                        In February 1999, the Company was acquired by a publicly held company and subsequently spun off (see Note 3).

                  (B)   Use of Estimates

          In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

       (C)Cash and Cash Equivalents

          For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

       (D)Income Taxes

          The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ('Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no current income tax expense in the period ended December 31, 1998 due to the net loss. Any deferred tax asset resulting from the net loss has been fully offset by a valuation allowance.

       (E)Earnings Per Share

          Net loss per common share for the period from May 1, 1998 (inception) to December 31, 1998 is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share" There were no common stock equivalents outstanding at December 31, 1998.

NOTE  2           STOCKHOLDER'S EQUITY

       (A)Preferred Stock

          The Company is authorized to issue 25,000,000 shares of preferred stock at $.001 par value, with such designations, preferences and relative, participating, optional or other special rights, or qualification, limitations or restrictions thereof as may be designated by the Board of Directors. As of December 31, 1998, none of the preferred stock was issued or outstanding (See Note 3).

       (B)Common Stock

          The Company is authorized to issue 75,000,000 shares of common stock at $.001 par value. As of December 31, 1998, one share of common stock was issued and outstanding (See Note 3).


NOTE  3           SUBSEQUENT EVENTS

       (A)Share Purchase Agreement

                        On February 1, 1999, the sole shareholder of the Company (the "Shareholder") entered into a share purchase agreement (the "Agreement") with The Hartcourt Companies, Inc., a publicly held corporation ("Hartcourt"). Under the terms of the Agreement, Hartcourt acquired one share of common stock of the Company, representing 100% of the total issued and outstanding capital stock of the Company in exchange for $500 cash paid to the Shareholder. As a result, the Company became a wholly-owned subsidiary of Hartcourt.

       (B)Exchange Agreement

                        On March 1, 1999, in contemplation of the distribution agreement and spin-off discussed in Note 3(C) below, the Company entered into an exchange agreement, as amended, (the "Agreement") with Hartcourt. Under the terms of the Agreement, the Company agreed to issue 4,709,788 shares of its common stock to Hartcourt in exchange for all of Hartcourt's ownership in Pego Systems, Inc. ("Pego") and Electronic and Component Systems, Inc. ("ECS"). The exchange was accounted for at historical cost since it qualified as a combination of entities under common control pursuant to AICPA Interpretation 39 of APB Opinion 16 and Emerging Issues Task Force 90-5 ("EIFT 90-5") "Exchanges of Ownership Interest Between Entities Under Common Control" and a recapitalization of Pego pursuant to APB 16.. As a result, the Company obtained a

                        100% ownership interest in Pego and a 35% ownership interest in ECS.

                        Under generally accepted accounting principles the Company whose stockholders receive over fifty percent voting control of the surviving entity in a business combination is considered the acquirer for accounting purposes. Accordingly, the transaction is accounted for as a recapitalization of Pego, a combination of businesses under common control and an asset acquisition of securities of ECS. The financial statements subsequent to the acquisition are as follows: (1) the balance sheet includes the net assets of of the Pego and Enova at historical cost; (2) the statement of operations includes the operations of Pego and Enova for the period presented.

       (C)Distribution Agreement

                        On March 1, 1999, the Company entered into a distribution agreement (the "Distribution Agreement") with Hartcourt. Under the terms of the Distribution Agreement, Hartcourt agreed to distribute to all its shareholders of record on March 31, 1999 all of the 4,709,789 shares of common stock of the Company owned by Hartcourt at a 1 for 4 ratio and to file a Registration Statement on Form 10-SB to cause the distributed shares to the Company to be registered under the Securities Exchange Act of 1934, as amended. Due to the rounding of fractional shares, an additional 146 shares were issued to the stockholders. This distribution transaction was accounted for as a spin-off by Hartcourt. In addition, 250 new shares of preferred stock were issued to a preferred stockholder of Hartcourt, who is the Chairman of the Company, at the same 1 for 4 ratio pursuant to the Board of Directors' authorization, and their interpretation of the Distribution Agreement. The 250 preferred shares entitle the Chairman to appoint three-fifths of the membership of the Board of Directors of the Company. Subsequent to March 1, 1999, Hartcourt issued its common stock to the Company's Chairman for services he rendered to Hartcourt during 1998. In September 1999, the Company's Board of Directors issued a resolution to retroactively include these shares as part of the March 1, 1999 Distribution Agreement. As a result, an additional 426,621 new shares of the Company's common stock were issued. Thus an aggregate of 5,136,556 and 250 common and preferred shares, respectively, were issued pursuant to the Distribution Agreement.

       (D)Common Stock Issuance

                        On  July  7,  1999,   as  authorized  by  the  Board  of
                        Directors, the Company issued 13,156 shares of its common stock to satisfy former holders of convertible debentures of Hartcourt. The shares were recorded by the Company at the $65,780 Hartcourt carrying value of the debentures, with a corresponding amount due from Hartcourt.

                      ENOVA HOLDINGS, INC. AND SUBSIDIARIES
                              FINANCIAL STATEMENTS
                        DECEMBER 31, 1999 (CONSOLIDATED)
                          DECEMBER 31, 1998 (COMBINED)

                      ENOVA HOLDINGS, INC. AND SUBSIDIARIES

                                    CONTENTS


PAGE      2        INDEPENDENT AUDITORS' REPORT

PAGE      3        CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 1999

PAGE      4        STATEMENTS OF OPERATIONS AND COMPRENSIVE INCOME FOR THE
                   YEARS ENDED DECEMBER 31, 1999 (CONSOLIDATED) AND DECEMBER
                   31, 1998 (COMBINED)

PAGE      5        STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE
                   YEARS ENDED DECEMBER 31, 1999 (CONSOLIDATED) AND DECEMBER
                   31, 1998 (COMBINED)

PAGES   6 - 7      STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
                   1999 (CONSOLIDATED) AND DECEMBER 31, 1998 (COMBINED)

PAGES   8 - 19     NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999 AND
                   1998

PAGE      20       BALANCE SHEET AS OF JUNE 30, 2000 (UNAUDITED

PAGE      21       STATEMENT OF OPERATIONS- THREE MONTHS AND SIX MONTHS
                   ENDED JUNE 30, 2000 AND 1999 (UNAUDITED)
PAGE      22       STATEMENT OF CASH FLOWS -SIX MONTHS ENDED JUNE 30, 2000
                   AND 1999 (UNAUDITED)
PAGE   23 - 24     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
 Enova Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Enova Holdings, Inc. and Subsidiaries as of December 31, 1999 and the related statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1999 (consolidated) and December 31, 1998 (combined). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the December 31, 1998 financial statements of the Company's subsidiary, Pego Systems, Inc., a wholly owned subsidiary, which statements reflect total assets of $5,042,110 as of December 31, 1998 and total revenues of $6,631,798 for the year then ended. Those statements were audited by other auditors whose report dated March 17, 1999 expressed an unqualified opinion on has been furnished to us, and our opinion, insofar as it relates to the amounts included for Pego Systems, Inc. as of December 31, 1998, and for the year then ended, is based solely on the report of the other auditors.
those financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of Enova Holdings, Inc. and Subsidiaries as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 (consolidated) and the December 31, 1998 (combined) in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note LM to the financial statements, the Company is in violation of certain debt covenants on a note and line of credit payable to a bank, and the bank has demanded payment in full. In addition, the Company has continuing losses and a working capital deficiency and accumulated deficit at December 31, 1999. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note L.M. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.

Boca Raton, Florida
March 8, 2000

                      ENOVA HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 1999

                                     ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                  $      60,373
    Accounts receivable, net                                       1,177,544
    Inventory                                                        830,783
    Other current assets                                              16,494
                                                                 -----------
        Total Current Assets                                       2,085,194
                                                                 -----------
PROPERTY AND EQUIPMENT, net                                        1,343,883

OTHER ASSETS
    Investments                                                    1,506,250
    Intangible, net                                                  734,930
    Receivable from affiliate                                         65,780
                                                                 -----------
           Total Other Assets                                      2,306,960
                                                                 -----------
TOTAL ASSETS                                                    $  5,736,037
------------                                                     ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------
CURRENT LIABILITIES
    Accounts payable                                            $  1,061,720
    Lines of credit                                                  250,000
    Accrued expenses                                                 520,248
    Notes payable, current portion                                   877,156
    Capital lease obligations, current portion                        13,112
                                                                ------------
           Total Current Liabilities                               2,722,236

NOTES PAYABLE                                                      1,468,828

CAPITAL LEASE OBLIGATIONS                                             71,530
                                                                ------------
TOTAL LIABILITIES                                                  4,262,594
-----------------                                               ------------
SHAREHOLDERS' EQUITY
  Preferred stock, $.001 par value, 25,000,000 shares authorized,
     250 shares issued and outstanding                                  -
  Common stock, $.001 par value, 75,000,000 shares authorized,
     5,149,712 shares issued and outstanding                           5,150
    Additional paid-in capital                                     2,332,862
    Accumulated other comprehensive income                           431,250
    Accumulated deficit                                           (1,295,819)
                                                                ------------
           Total Shareholders' Equity                              1,473,443
                                                                ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      $  5,736,037
------------------------------------------                       ===========
                 See accompanying notes to financial statements.

                      ENOVA HOLDINGS, INC. AND SUBSIDIARIES
                 STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
              FOR THE YEARS ENDED DECEMBER 31, 1999 (CONSOLIDATED)
                          AND DECEMBER 1998 (COMBINED)
                          ----------------------------
                                                1999                 1998
                                          --------------      ---------------
NET SALES                                $     6,970,262     $      6,631,798

COST OF SALES                                  4,600,448            4,794,128
                                          --------------      ---------------

Gross profit                                   2,369,814            1,837,670
                                          --------------      ---------------
OPERATING EXPENSES
   Sales and marketing                         1,002,110              844,693
   General and administrative                  1,563,497              976,435
   Impairments                                      -                 991,081
                                          --------------      ---------------

     Total Operating Expenses                  2,565,607            2,812,209
                                          --------------      ---------------

LOSS FROM OPERATIONS                            (195,793)            (974,539)

OTHER (INCOME) EXPENSES
   Interest income                                  (708)             (46,758)
   Interest expense                              164,206              129,832
   Loss on disposal of assets                     40,134                 -
   Gain on settlement of receivable              (16,358)                -
                                          --------------      ---------------
     Total Other (Income) Expenses               187,274               83,074
                                          --------------      ---------------

LOSS BEFORE INCOME TAXES                        (383,067)          (1,057,613)

   Income taxes                                   52,026               35,800
                                          --------------      ---------------

NET LOSS                                        (435,093)          (1,093,413)

Other comprehensive income
   Unrealized gain on investments                431,250                 -
                                          --------------      ---------------
COMPREHENSIVE LOSS                       $        (3,843)    $     (1,093,413)
------------------                        ==============      ===============
Net loss per common share -
       basic and diluted                 $         (0.08)    $          (0.21)
                                          ==============      ===============
Weighted average shares outstanding -
       basic and diluted                       5,142,936            5,136,556
                                          ==============      ===============
                 See accompanying notes to financial statements.

                      ENOVA HOLDINGS, INC. AND SUBSIDIARIES
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999 (CONSOLIDATED)
                               AND 1998 (COMBINED)
                               -------------------

                                                                                  ACCUMULATED    RETAINED
                                                                      ADDITIONAL    OTHER        EARNINGS
                         PREFERRED STOCK       COMMON STOCK            PAID-IN    COMPRENSIVE   (ACCUMULATED
                       SHARES      AMOUNT    SHARES        AMOUNT      CAPITAL      INCOME       DEFICIT)             TOTAL
                       ------      ------    ------        ------      -------      ------       --------             -----
Balance, December 31,    -        $   -     5,136,555    $  5,137    $ 2,251,595  $      -     $   232,687      $    2,489,419
1997

Contribution of          -            -          -           -            15,000         -            -                 15,000
equipment

Additional paid-in       -            -          -           -               500         -            -                    500
capital

Net loss 1998            -            -          -           -               -           -      (1,093,413)         (1,093,413)

                  ----------   ---------- -----------    --------    -----------  ----------   -----------      --------------


Balance, December 31,    -            -     5,136,555       5,137      2,267,095         -        (860,726)          1,411,506
1998

Recapitalization         -            -             1        -               -           -            -                   -

Stock issued pursuant
to                       250          -          -           -               -           -            -                   -
Distribution agreement

Stock issued as loan to
prior                    -            -        13,156          13         65,767         -            -                 65,780
Principal stockholder

Unrealized gain on       -            -          -           -               -        431,250         -                431,250
investments

Net loss 1999            -            -          -           -               -           -        (435,093)           (435,093)

                  ----------     --------- -----------  ----------   -----------   ----------- -----------      --------------
BALANCE, DECEMBER 31,
 1999                    250      $   -     5,149,712    $  5,150    $ 2,332,862  $   431,250  $(1,295,819)     $    1,473,443
-----
                  ==========   ========== ============   =========   ===========   =========== ===========      ==============

          See accompanying notes to consolidated financial statements.

                      ENOVA HOLDINGS, INC. AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999 (CONSOLIDATED)
                        AND DECEMBER 31, 1998 (COMBINED)

                                                    1999                1998
                                            ----------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                   $     (435,093)     $   (1,093,413)
 Adjustments to reconcile net profit to
 net cash provided by (used in)
 operating activities:
   Impairments                                        -                991,081
   Depreciation                                     68,904              60,501
   Amortization                                     53,103              81,252
   Loss on disposal assets                          40,134                -
   Gain on settlement of receivable                (16,358)               -
   Provisions for doubtful accounts                   -                 10,000
   Changes in assets and liabilities:
     (Increase) Decrease in accounts receivable   (193,453)            548,350
     (Increase) Decrease in inventory             (239,904)            164,705
     (Increase) Decrease in other assets            (9,368)              8,988
     Decrease in prepaid income taxes                 -                 35,000
     Increase in accounts payable                  176,210             162,914
     Increase (Decrease) in accrued expenses       473,123            (193,675)
                                            ----------------    ---------------
NET CASH PROVIDED BY (USED IN)OPERATING ACTIVITIES (82,702)            775,703
                                            ----------------    ---------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment             (30,779)            (77,676)
   Advances to affiliate                           (67,561)               -
   Purchases of subsidiary                            -               (235,000)
   Loan to parent company                             -               (991,081)
                                            ----------------    ---------------
NET CASH USED IN INVESTING ACTIVITIES              (98,340)         (1,303,757)
                                            ----------------    ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from lines of credit               200,000                -
   Net payments on lines of credit                    -               (200,000)
   Proceeds from notes payable                     250,000           1,235,000
   Payments on notes payable                      (549,692)           (159,431)
   Payments on capital lease                        (4,007)             (7,760)
   Proceeds from issuance of common stock             -                    500
                                            ----------------    ---------------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES                                       (103,699)            868,309
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                      (284,741)            340,255
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR       345,114               4,859
                                            ----------------    ---------------
CASH AND CASH EQUIVALENTS, END OF YEAR      $       60,373      $      345,114
                                            ================    ===============
                 See accompanying notes to financial statements.

Supplemental Disclosures of Cash Flow Information:

Non-cash investing and financing activities:

   Common stock issued to third party to
   settle debt of former parent                          $             65,780
   Equipment acquired under capital lease                $             86,356
   Accounts receivable settled for
   marketable securities                                 $          1,058,642

Cash paid during the year ended
December 31, 1999 for:

          Interest                                       $            164,206
          Income taxes                                   $             52,026


































                 See accompanying notes to financial statements.

                      ENOVA HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999 AND 1998

A.  Organization and Summary of Significant Accounting Policies:

       Organization and Nature of Operations

       Enova Holdings, Inc.'s. ("Enova" or the "Company") operations include distribution, service, and manufacturing of custom process equipment packages for the air and gas handling equipment industry. The Company operates through two operating subsidiaries; Pego Systems, Inc. ("Pego") and Pacific Pneumatics, Inc. ("PPI"). (See Note B)

       Basis of presentation

The accompanying financial statements have been prepared on a consolidated basis for 1999 and combined basis for 1998. The combined 1998 financial statements include the accounts of Enova, Pego and PPI under common control of Hartcourt Companies, Inc.
("Hartcourt").  (See Note B)

       Principles of Consolidation and Combination

       The accompanying consolidated and combined financial statements include the accounts of Enova Holdings, Inc., Pego, and PPI. For purposes of these consolidated and combined financial statements all material intercompany transactions and balances have been eliminated.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Cash and Cash Equivalents

       For purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with a initial maturity of three months or less to be cash equivalents.

       Investments in Marketable Securities

       The Company accounts for investments in marketable securities in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities." ("SFAS 115")

       Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. In determining realized gains and losses, the cost of the securities sold is based on the specific identification method.


       Investments in Non-Marketable Equity Securities

       The Company accounts for investments in non-marketable equity securities in accordance with Accounting Principles Board Opinion No. 18 ("APB 18") and related interpretations. Under APB 18, investments in corporate joint ventures and other common stock of less than 20% are generally accounted for using the cost method while investments between 20% and 50% are generally accounted for using the equity method.

       Under the cost method, investments are recorded and reported at original cost until they are partially or entirely disposed of or the original cost value has been impaired. Under the equity method, the investment is recorded at original cost and periodically increased (decreased) by the investor's proportionate share of earnings (losses) of the investee and decreased by all dividends received from the investor by the investee.

       Fair Value of Financial Instruments

       Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

       The carrying amounts of the Company's accounts receivable, accounts payable, accrued liabilities, and current loans payable approximates fair value due to the relatively short period to maturity for these instruments.

       Accounts Receivable

       The Company extends credit in the normal course of business to its customers who are located throughout the United States. The Company performs ongoing credit evaluations of its customers, and generally does not require collateral. At December 31, 1999, the allowance for doubtful accounts was $10,000.

       Inventory

       Inventory is stated at the lower of cost (first-in, first-out) or net realizable value, and consists of purchased parts, materials, labor, and overhead.

       Property and Equipment

       Property and equipment are recorded at cost. Depreciation and amortization of property and equipment is provided using the straight-line method over estimated useful lives ranging from five to seven years. The building is depreciated over an estimated useful live of 20 years. The Company's policy is to evaluate the remaining lives and recoverability in light of current conditions.

       Intangibles

       Goodwill and other intangible assets are amortized on the straight-line basis. Goodwill, the excess of the Company's purchase price over the fair value of the net assets acquired, is amortized over 25 years. The covenant not to compete is amortized over five years.

       Impairment of Long-Lived Assets

       The Company has adopted Statement of Financial Accounting Standards No. 121 (SFAS 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Under the provisions of this statement, the Company has evaluated its long-lived assets for financial impairment, and will continue to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

       The Company evaluates the recoverability of long-lived assets not held for sale by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Accordingly, based on these evaluations, management has adjusted the carrying value of goodwill in 1998 (See Note E).

       Advertising

       Advertising costs are expensed as incurred. Advertising expense included in general and administrative expenses was $36,858 and $ 33,115 for the year ended December 31, 1999 and 1998, respectively.

       Stock Options

       In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123") the Company has elected to account for Stock Options issued to employees under Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25") and related interpretations.

       Income Taxes

       Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. The components of the deferred tax asset and liability are individually classified as current and non-current based on their characteristics.

       Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

       Loss Per Share

       Basic and diluted net loss per common share for the years ended December 31, 1999 and 1998 is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share". There were no common stock equivalents outstanding at December 31, 1999 or 1998.

       Business Segments

       The Company applies Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". The Company operates in one segment and therefore segment information is not presented.

       Recent Accounting Pronouncements

       The Financial Accounting Standards Board has recently issued several new accounting pronouncements. Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by Statement No. 137, establishes accounting and reporting standards for derivative instruments and related contracts and hedging activities. This statement is effective for all fiscal quarters and fiscal years beginning after June 15, 2000. The Company believes that its adoption of pronouncement No. 133, as amended by No. 137, will not have a material effect on the Company's financial position or results of operations.

B.  Business Acquisitions and Stock Issuances:

       Enova Holdings, Inc., Pego and PPI were subsidiaries of Hartcourt until they were spun-off effective March 31, 1999 (see below).

       The acquisition of Pego by Hartcourt in October 1997 was accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16 ("APB 16") "Business Combinations" and using push-down accounting. The acquisition was recorded based upon a purchase price of $2,211,501 and based on the fair value of the assets acquired and liabilities assumed resulting in goodwill of $1,326,083. The goodwill is being amortized over a period of 25 years. (See Note E)

       On August 6, 1998, Pego purchased all outstanding shares of PPI. Terms of the transaction include payment of $235,000 in cash and the transfer of equipment valued at $15,000. Included in the acquisition price is a covenant not-to compete (See Note E). The excess purchase price over the fair value of the net assets totaling $442,543, was recorded as goodwill. (See Note E)

       On March 1, 1999 in contemplation of the spin-off of the Company from its parent, Hartcourt, discussed below, the Company entered into an exchange agreement, as amended, (the "Agreement") with Hartcourt. Under the terms of the Agreement, the Company agreed to issue 4,709,788 shares of its common stock to Hartcourt shareholders in exchange for all of Hartcourt's ownership in Pego and ECS. The exchange was accounted for at historical cost since it qualified as a combination of entities under common control pursuant to AICPA Interpretation 39 of APB Opinion 16 and Emerging Issues

       Task Force 90-5 ("EITF 90-5") "Exchange of Ownership Interest Between Entities Under Common Control" and a recapitalization of Pego pursuant to APB 16. As a result, the Company obtained a 100% ownership interest in Pego and a 35% ownership interest in Electronic Component Systems, Inc. ("ECS"). The investment in ECS was recorded at its carry-over historical basis of zero. (See Note F) F) The investment in ECS has a carryover basis of zero due to significant equity method losses applied to the investment by Hartcourt prior to March 1, 1999 and the accounting effect of a non-pro-rata split-off at fair market value on March 1, 1999 by Hartcourt.

       Under generally accepted accounting principles, the Company whose stockholders receive over 50% voting control of the surviving entity in business combination is considered the acquirer for accounting purposes. Accordingly, the transaction is accounted for as a recapitalization of Pego, a combination of business under common control and an asset acquisition of securities in ECS. The financial statements subsequent to the acquisition are as follows: (1) the balance sheet includes the net assets of Pego, PPI, and Enova Holdings, Inc. at historical cost; (2) the statement of operations includes the operations of Pego PPI, and Enova Holdings, Inc. for the periods presented.

       All capital stock and earnings per share data in the accompanying financial statements have been retroactively restated to reflect the recapitalization.

       On March 1, 1999, in conjunction with the above Agreement, the Company entered into a distribution agreement (the "Distribution Agreement") with Hartcourt. Under the terms of the Distribution Agreement, Hartcourt agreed to distribute, to all its shareholders of record on March 31, 1999, the 4,709,788 shares of the common stock of the Company owned by Hartcourt at a 1 for 4 ratio and to file a registration Statement on Form 10-SB to cause the distributed shares to the Company to be registered under the Securities Exchange Act of 1934, as amended. Due to the rounding of fractional shares, an additional 146 shares were issued. This distribution transaction was accounted for as a spin-off by Hartcourt. In addition, 250 new preferred shares were issued to a preferred shareholder of Hartcourt, who is the Chairman of the Company, at the same 1 for 4 ratio pursuant to the Board of Directors' authorization, and their interpretation of the Distribution Agreement. The 250 preferred shares entitle the Chairman to appoint three-fifths of the membership of the Board of Directors of the Company. Subsequent to March 31, 1999,
       Hartcourt issued common shares to the Company's Chairman for services rendered during 1998. In September 1998,1999, the Company's Board of Directors issued a resolution to retroactively include these common shares as part of the Distribution Agreement. As a result, an additional 426,621 shares of the Company's common stock were issued. Thus, an aggregate of 5,136,555 of common shares and 250 preferred shares, respectively, were issued pursuant to the Distribution Agreement.

       On July 7, 1999, the Company issued 13,156 shares of its common stock to satisfy former holders of convertible debentures of Hartcourt. The shares were recorded by the Company at the $65,780 Hartcourt carrying value of the debentures, with a corresponding amount due from Hartcourt.

C.  Inventory:

       Inventory at December 31, 1999 consists of the following:

          Raw materials and purchased parts                 $  491,788
          Work-in-process                                      338,995
                                                              --------
                                                            $  830,783
D.  Property and Equipment:

       Property and equipment at December 31, 1999 consists of the following:

          Building and improvements                        $   661,215
          Land                                                 586,155
          Computer equipment                                    52,476
          Furniture and equipment                               56,125
          Vehicles                                              28,904
          Equipment under capital lease                         86,356
                                                          ------------

                                                             1,471,231

          Less accumulated depreciation                       (127,348)
                                                        --------------

          Property and equipment, net                       $1,343,883
                                                            ==========

During 1999, the Company scrapped and wrote-off computer hardware and software that was not Year 2000 compliant. There were no proceeds on disposal and the Company recorded loss on disposal of $40,134.

E.  Intangibles:

       Intangibles at December 31, 1999 consists of the following:

          Goodwill                                             $  777,545
          Covenant not to compete                                 110,000
                                                              -----------

                                                                  887,545

          Less accumulated amortization                          (152,615)
                                                            -------------

          Intangibles, net                                    $   734,930
                                                              ===========

       Goodwill consists of amounts paid in excess of the fair value of the net assets in the acquisition of Pego by Hartcourt and the acquisition of PPI by Pego. Management has evaluated the recoverability of goodwill and had recorded an impairment of $991,081 during 1998.

       The covenant not-to compete agreements are with the former stockholders of the Company which are in effect for a five year period.

F.  Investments:

       Investment in Hartcourt

       During 1998 and 1999, Hartcourt borrowed cash from the Company with no interest, no repayment terms, and which was unsecured. On December 19, 1999, Hartcourt, who owed the Company $1,058,642, ($991,081 at December 31, 1998) issued 100,000 shares of its restricted common stock, valued at $10.75 per share based upon the quoted market price, to satisfy its debt to the Company and in exchange for the ECS common stock held by the Company. The Company recognized a gain on settlement of $16,358. At December 31, 1999, the investment in Hartcourt stock was classified as available-for-sale and the Company recorded an unrealized gain of $431,250, which is included in the financial statements as other comprehensive income.

       Investment in ECS

       During the period from March 1, 1999 to September 15, 1999 the investment in ECS was accounted for under the equity method and remained at zero due to losses in ECS. From September 15, 1999 the investment in ECS was recorded under the cost method since at September 15, 1999 the Company's percentage holdings in ECS of 35,000 shares was diluted to under 20%. As discussed above the ECS common stock was exchanged as part of the settlement of receivables from Hartcourt. There was no accounting effect since the recorded value of ECS at the exchange date of December 19, 1999 was zero.

G.  Lines of Credit:

       The Company has a line of credit agreement with a bank that provides that it may borrow up to $300,000 at the prime rate of 9%. The line of credit is collateralized by inventory, equipment and accounts receivable and is due on demand. At December 31, 1999, the Company had borrowed $ 200,000 under this agreement. This line is also guaranteed by Hartcourt. The Company was in violation of certain covenants at December 31, 1999, and accordingly, the bank has demanded payment in full from the Company and its guarantors. As of the date of this report, neither the Company nor its guarantors have made payment.

       PPI, the Company's subsidiary, has an unsecured line of credit with a bank which provides that it may borrow up to $50,000 at the prime rate plus 5.5% (13.25%) at December 31, 1999. At December 31, 1999, the entire line was drawn.

H.  Notes Payable:

       Notes payable at December 31, 1999 consists of the following:

       Note payable,  individual,  monthly principal and interest payments of $9,544 with interest at 8.5%; matures November
       2024; collateralized by land and building.                 $ 1,184,085

       Note payable,  bank, monthly  installments of $34,306 plus interest  at  prime  plus 2%,  however,  the  Company  was charged at the bank's  default  rate of 13.25% at December
       31, 1999;  collateralized  by substantially  all assets of the Company; all unpaid principal and interest due in full on June 5, 2001.  The agreement  requires  maintenance  of certain financial covenants on a quarterly basis and other restrictions of certain assets of the parent company.  The note is also  guaranteed by Hartcourt.  The Company was in violation of the covenants and  restriction  provisions of the agreement at December 31, 1999. Accordingly,  the bank has  demand  payment  in full  and the  balance  has  been
       included in the current portion.                              686,104

       Note payable,  former owner of PPI, monthly  principal and interest payments of $3,146 including interest at 6.5% due
       May 2010, unsecured.                                          282,070

       Note payable,  former owner of PPI, monthly  principal and interest  payments of $780  including  interest at 6% per;
       due June 2005; unsecured.                                      43,725

       Note payable to Hartcourt, non-interest bearing,
       due on demand, unsecured.                                      50,000

       Note payable,  for $150,000,  total principal and interest of $30,000 due March 30, 2000, secured by 10,000 shares of
       Hartcourt  stock.  In January 2000, the remaining  $50,000
       under  the  note  was  received  by the  Company.             100,000
                                                               -------------

                                                                   2,345,984

       Less current portion                                         (877,156)
                                                                 -----------

       Notes payable, less current portion                       $ 1,468,828
                                                                 ===========

       The following is a summary of principal maturities of notes payable:

             Year Ending
            December 31,

                2000                                              $ 877,156
                2001                                                 44,085
                2002                                                 47,348
                2003                                                 50,858
                2004                                                 54,632
                Thereafter                                        1,271,905
                                                                -----------

                Total                                            $2,345,984
                                                                 ==========

I.     Commitments:

       Operating Leases

       The Company leases facilities under long-term, non-cancelable lease agreements expiring at various dates through November 2001. The non-cancelable operating lease agreements provide that the Company pays property taxes, insurance and certain operating expenses applicable to the leased premises. Rent expense for 1999 and 1998 was $66,126 and $47,378, respectively.

       Future  minimum  lease  payments   required  under  the  operating  lease
agreements are as follows:

                2000                                                $  16,116
                2001                                                   11,096
                                                                   ----------

                Total minimum lease payments                        $  27,212
                                                                    =========

       Capital Leases

       The company leases certain computer equipment under a capital lease. Future minimum lease payments required under the capital lease are as follows:

                2000                                        $   23,088
                2001                                            23,088
                2002                                            23,088
                2003                                            23,088
                2004                                            22,030
                Less interest                                  (29,740)
                                                          ------------

                                                                84,642
                Current portion                                (13,112)
                                                          ------------
                                                             $  71,530
                                                          ============
       Consulting Agreement

       On December 21, 1999, the Company entered into a consulting agreement effective January 1, 2000 and terminating on June 30, 2000 with an option to renew for an additional six months. The consultant will provide services, as defined in the Agreement, generally relating to operations, sales and acquisitions. A payment of $2,000 per month starting January 31, 2000 will be due and a leased automobile will be provided. The consultant will be paid a finder's fee under a stipulated schedule based on the purchase price for any acquisitions closed. The $2,000 per month paid is to be deducted from any finder's fee due.

       Employment Agreements

       The Company is obligated under employment contracts with its Chairman of the Board and Chief Executive Officer ("Executives"), to provide salary and fringe benefits through June 30, 2002. Minimum salary payments under the contracts currently amount to $260,000 per year and aggregate $739,600 through June 30, 2002. At December 31, 1999, $85,000 in compensation expense was included in accrued expenses relating to the employment agreements. The Company may terminate Executives employment at any time for any reason or no reason upon giving a written notice to the Executives. In such event, the Company shall pay to Executives an amount equal to six months base compensation.

       In the event the Company terminates the Executive's employment without good cause, the Company shall make severance payments equal to and in the same manner as the Executive's Basic Compensation in effect at the time of such termination for the remaining terms of this Employment Agreement. To the extent Executive receives compensation from any form of employment after such termination for any part of the period during which termination payments are being made to the Executive by the Company, Executive shall immediately so inform the Company, and the termination payment pursuant to this subparagraph will be reduced at the rate of $0.75 for each dollar of compensation so received by the Executive.

       In the event the Company terminates the Executive's employment with good cause in the first year, the severance amount would be equal to Executive's base salary for 12 months, if the Executive's employment is terminated in the second year, the severance amount will be equal to his base salary for 18 months, and if Executive's employment has been in effect for longer than two years, the severance amount will equal 24 months of the base pay at the time of termination.

       Upon termination of employment by the Company without good cause, all equity options, restricted equity grants and similar rights held by the Executive with respect to securities of the Company shall automatically become vested and shall become immediately exercisable.

J.  Stockholder's Equity:

       Preferred Stock

       The Company is authorized to issue 25,000,000 shares of preferred stock at $0.001 par value, with such designations, preferences and relative participation, optional or other special rights, or qualifications, limitations or restrictions thereof as may be designated by the Board of Directors. At December 31, 1999, 250 shares were outstanding with rights as discussed in Note B.

K.  Employee Benefit Plan:

       The Company has a 401(k) employee savings and profit sharing plan for the benefit of its employees. Under the plan, eligible employees may contribute 1% to 15% of their compensation. At the discretion of the Board of Directors, the Company may contribute additional amounts to the plan on behalf of those who actively participate. Company contributions vest over a six-year period. Contributions totaled $10,124 for the year ended December 31, 1999.

L. Income Taxes:

       Income tax expense for the years ended December 31, 1999 and 1998 are as follows:

       Current:
       1999 1998
            Federal                              $14,002             $ 25,800
             State                                38,024               10,000
                                                  ------             ---------
                                                 $52,026             $ 35,800
                                                 =======             ========

       The tax affects of temporary differences that give rise to significant portion of deferred tax assets and liabilities at December 31, are as follows:
                                                   1999                 1998
                                                   ----                 ----
       Deferred tax assets:
          Net operating loss carryforward     $   187,950            $   35,600
          Impairment of goodwill                  346,900               346,900
                                              -----------            ----------
                                                  534,850               382,500

          Valuation allowance                    (534,850)             (382,500)
                                              -----------            ----------
          Net deferred taxes                  $      -               $     -
                                           ==============         =============

       Income tax expense for the year ended December 31, 1999 arises from an under accrual of prior periods Federal and State income tax liabilities. Such under accrual is related to the Company's PEGO subsidiary being required to file short period tax returns in order for it to change its fiscal year end to a calendar year end so that it can file consolidated tax returns with the parent company.

       Impairment of goodwill is not deductible in 1999 and 1998 for income tax purposes. Goodwill is amortized over fifteen years for income tax purposes or until the Company has disposed of its ownership in the entity to which the goodwill relates.

       At December 31, 1999, the Company had net operating loss carryforwards, of approximately $537,000, available to offset future taxable income expiring through 2019.

       The valuation allowance at January 1, 1999 was $382,500. The net change in the valuation allowance was an increase of $152,350.

M. Going Concern:

       As reflected in the accompanying financial statements, the Company is in violation of certain debt covenants on a $686,104 note payable and a $200,000 credit line payable to a bank and the bank has demanded payment in full from the Company and its guarantor, who at the date of this audit report, have not paid such debts. In addition the Company has continuing losses from operations and a working capital deficit and accumulated deficit of $637,042 and $1,295,819 respectively at December 31, 1999. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital or obtain debt financing and generate income from operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

       Management plans to sell its investment in Hartcourt common stock upon effectiveness of a registration statement filed by Hartcourt in February 2000 to register such shares. Management believes that actions presently being taken to generate cash and thus pay the bank loans provide the opportunity for the Company to continue as a going concern.

N. Subsequent Events

       On January 14, 2000, the bank who had demanded payment in full (Notes G, H and L), filed a complaint against the Company on an alleged non-payment of a line of credit and promissory note and breach of security agreement, alleging payment in the amount of $924,636.26.agreement. The balance due to the bank at December 31, 1999 was $886,104. This amount is recorded as a liability on the Company's financial statements at December 31, 1999. Management and its counsel are currently reviewing the complaint noting that there are meritorious defenses and basis for counter claims which may be vigorously prosecuted. The Company does not believe that there is a legal basis for the prosecution of this action.

       In January 2000, the Company adopted a director compensation plan whereby Company directors will each be compensated as follows:


(i) $10,000 retainer payable in quarterly payments commencing January 1, 2000 for participation in a minimum of four meetings of the Board of Directors
                     (ii) an immediately exercisable, non-qualified stock option to purchase 20,000 shares of common stock at an exercise price of $.38 per share and
                      (iii) an immediately exercisable non-qualified stock option to purchase 5,000 shares of common stock to be granted on the day of each annual shareholders meeting with an exercise price equal to the fair market value of the common stock on each grant date. Directors will also be reimbursed for reasonable expenses.

       In January 2000, the Company adopted a stock option plan and authorized 1,000,000 shares of common stock under the plan. In conjunction with this plan the Company granted 800,000 options to three employees exercisable for five years at $2.00 per share.

                     ENOVA HOLDINGS, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                                                                          June 30,            December 31,
                                                                                            2000                  1999
                                                                                        (Unaudited)
                                                                                     -------------------   -------------------
                                                     ASSETS
CURRENT ASSETS
      Cash and cash equivalents                                                        $         52,841      $         60,373
      Accounts receivable, net                                                                1,200,900             1,177,544
      Inventory                                                                                 707,672               830,783
      Other current assets                                                                        3,509                16,494
                                                                                     -------------------   -------------------
          Total Current Assets                                                                1,964,922             2,085,194
                                                                                     -------------------   -------------------

PROPERTY AND EQUIPMENT, NET                                                                   1,308,390             1,343,883

OTHER ASSETS
       Investments                                                                              818,750             1,506,250
       Intangibles, net                                                                         715,713               734,930
       Receivable from affiliate                                                                 70,256                65,780
                                                                                     -------------------   -------------------
           Total Other Assets                                                                 1,604,719             2,306,960
                                                                                     -------------------   -------------------
TOTAL ASSETS                                                                           $      4,878,031      $      5,736,037
                                                                                     ===================   ===================

                                                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
      Accounts payable                                                                 $        935,438      $      1,061,720
      Lines of credit                                                                           262,000               250,000
      Accrued expenses                                                                          424,692               520,248
      Notes payable, current portion                                                          1,025,534               877,156
      Capital lease obligations, current portions                                                13,819                13,112
                                                                                     -------------------   -------------------
             Total Current Liabilities                                                        2,661,483             2,722,236

NOTES PAYABLE, NET OF CURRENT PORTION                                                         1,440,732             1,468,828

CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION                                                65,559                71,530
                                                                                     -------------------   -------------------
TOTAL LIABILITIES                                                                             4,167,774             4,262,594
                                                                                     -------------------   -------------------
SHAREHOLDERS' EQUITY
      Preferred stock, $.001 par value, 25,000,000 shares
           authorized, 250 shares issued and outstanding                                              -                     -
      Common stock, $.001 par value, 75,000,000 shares
           authorized, 5,149,712 shares issued and outstanding                                    5,150                 5,150
      Additional paid-in capital                                                              2,332,862             2,332,862
      Accumulated other comprehensive income                                                   (256,250)              431,250
      Accumulated deficit                                                                    (1,371,505)           (1,295,819)
                                                                                     -------------------   -------------------
                Total Shareholders' Equity                                                      710,257             1,473,443
                                                                                     -------------------   -------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                             $      4,878,031             5,736,037
                                                                                     ===================   ===================

                 See accompanying notes to financial statements

                     ENOVA HOLDINGS, INC. AND SUBSIDIARIES
      Consolidated Statement of Operations and Comprehensive Income (Loss)
                                  (Unaudited)

                                                                  Three Months Ended                   Six Months Ended
                                                                       June 30,                            June 30,
                                                              2000                1999              2000               1999
                                                       -----------------    ---------------  -----------------   ---------------
 NET SALES                                                 $  1,536,552         $2,018,309       $  3,242,668        $3,907,073

 COST OF SALES                                                  933,943          1,343,546          2,038,737         2,421,491
                                                       -----------------    ---------------  -----------------   ---------------
 GROSS PROFIT                                                   602,609            674,763          1,203,931         1,485,582
                                                       -----------------    ---------------  -----------------   ---------------
 OPERATING EXPENSES
       Sales and marketing                                       51,426            143,327            384,020           343,970
       General and administrative                               429,829            454,720            717,863           879,222
                                                       -----------------    ---------------  -----------------   ---------------
            Total Operating Expenses                            481,255            598,047          1,101,883         1,223,192
                                                       -----------------    ---------------  -----------------   ---------------

 INCOME (LOSS) FROM OPERATIONS                                  121,354             76,716            102,048           262,390

 OTHER (INCOME) EXPENSES
       Other income
                                                                (7,335)                (39)            (7,336)             (546)
       Interest expense                                         99,998              27,305            182,670            54,671

                                                       -----------------    ---------------  -----------------   ---------------

            Total Other (Income) Expenses                        92,663             27,266            175,334            54,125
                                                       -----------------    ---------------  -----------------   ---------------
 NET INCOME (LOSS) BEFORE
     INCOME TAXES                                                28,691             49,450            (73,286)          208,265

       Income taxes                                                (800)            51,237              2,400            51,237
                                                       -----------------    ---------------  -----------------   ---------------
 NET INCOME (LOSS)                                               29,491             (1,787)           (75,686)          157,028

 OTHER COMPREHENSIVE INCOME
       Unrealized loss on investments                          (381,250)                             (687,500)
                                                       -----------------    ---------------  -----------------   ---------------
 COMPREHENSIVE INCOME (LOSS)                               $   (351,759)        $   (1,787)       $  (763,186)       $  157,028
                                                       =================    ===============  =================   ===============
 Net income (loss) per common share -
   basic and diluted                                       $       0.01         $    (0.00)       $     (0.01)       $     0.03
                                                       =================    ===============  =================   ===============
 Weighted average shares outstanding -
    basic and diluted                                         5,149,712          5,142,936          5,149,712         5,142,936
                                                       =================    ===============  =================   ===============

                 See accompanying notes to financial statements

                     ENOVA HOLDINGS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                                            Six Months Ended
                                                                                 June 30,
                                                                            2000         1999
                                                                         ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income (loss)                                                  $ (75,686)   $ 157,028
      Adjustments to reconcile  net income (loss) to net cash provided by (used in) operating activities:
             Depreciation & amortization                                    54,709       58,764
             Changes in assets and liabilities:
               (Increase) decrease in accounts receivable                  (23,356)    (230,800)
               (Increase) decrease in inventory                            123,111      118,436
               (Increase) decrease in other assets                          12,987       (9,508)
               Increase in accounts payable                               (126,285)    (308,636)
               Increase (decrease) in accrued expenses                     (16,177)      27,366
                                                                         ---------    ---------

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                        (50,697)    (187,350)
                                                                         ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchases of property and equipment                                        -      (11,130)
      Advances to affiliate                                                 (4,476)      (8,166)
                                                                         ---------    ---------

NET CASH USED IN INVESTING ACTIVITIES                                       (4,476)     (19,296)
                                                                         ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
      Net proceeds from lines of credit                                     12,000      200,000
      Proceeds from notes payable                                           46,207         --
      Payments on notes payable                                             (5,302)    (248,123)
      Payments on capital lease                                             (5,264)      (2,293)

                                                                         ---------    ---------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                         47,641      (50,416)
                                                                         ---------    ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (7,532)    (257,062)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                60,373      345,114
                                                                         ---------    ---------

CASH AND CASH EQUIVALENTS, JUNE 30                                       $  52,841    $  88,052
                                                                         =========    =========


                 See accompanying notes to financial statements

                                       22

                      ENOVA HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000
                                   (UNAUDITED)

Note 1. Organization

       Enova  Holdings,  Inc.  ("Enova"  or the  "Company")  is  engaged  in the
       -------------------------------------------------------------------------
       distribution,  service,  and  manufacturing  of custom process  equipment
       -------------------------------------------------------------------------
       packages for the air and gas  handling  equipment  industry.  The Company
       -------------------------------------------------------------------------
       operates through two operating subsidiaries:  Pego Systems, Inc. ("Pego")
       -------------------------------------------------------------------------
       and Pacific Pneumatics, Inc. ("PPI").
       -------------------------------------

Note 2.  Basis of Presentation

         The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.

         It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

         For further information, refer to the consolidated financial statements and footnotes of Enova Holdings, Inc. and Subsidiaries included in the Company's Form 10 - SB/A for the year ended December 31, 1999.


Note 3. Legal Matters

              On January 14, 2000, the bank with whom the Company had its line of credit and a term loan, demanded payment in full of these obligations in the amount of $924,636, and filed a complaint against the Company for alleged no-payment of the promissory note and breach of the security agreement. This amount is recorded as a liability on the Company's financial statements at June 30, 2000. Management and counsel have reviewed the complaint and have interposed numerous defenses. The Company continues to believe that there is no legal basis for the prosecution of this action.


Note 4. Going Concern

              The Company continues to be in violation of certain debt covenants in connection with certain notes payable to a bank. In addition, the Company has continuing losses from operations. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital or obtain debt financing and generate income from operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management plans to sell its investment in Hartcourt common stock upon effectiveness of a registration statement filed by Hartcourt, however, it is not currently known when this might occur. Management continues to believe, however, that actions presently being taken to generate cash and thus pay the bank loans provide the opportunity for the Company to continue as a going concern.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Harlan & Boettger, LLP ("Harlan") were the independent accountants for Pego and its subsidiary for the year ended December 31, 1998. The opinion of Harlan on the Balance Sheet of Pego and its subsidiary at December 31, 1998 and the statement of operations, shareholders' equity, and cash flows for Pego and its subsidiary for the year ended December 31, 1998, did not contain any adverse opinion or disclaimer, or modifications as to uncertainty, audit scope or accounting principles. There were no disagreements between Pego and Harlan on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures.
Harlan declined to stand for reelection.

         Weinberg & Company, P.A. ("Weinberg") were appointed Enova's independent accountants for the years ended December 31, 1999 and 1998, respectively. The Board of Directors of Enova approved the appointment of Weinberg and acknowledged Harlan's decision not to stand for reelection. The opinion of Weinberg on the Balance Sheet of Enova and its subsidiaries at December 31, 1999 and 1998, and the statement of operations, shareholder's equity, and cash flows for Enova and its subsidiaries for the years ended December 31, 1999 and 1998, respectively, did not contain any adverse opinion or disclaimer, or modifications as to uncertainty, audit scope or accounting principles. Enova has no disagreements with its accountants concerning accounting and financial disclosures.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Enova's Articles of Incorporation and Bylaws provide for expanded indemnification of directors and officers of the company and limits the liability of directors of the company. The Bylaws provide that Enova shall indemnify each person who is or was an officer or director of Enova, or is or was serving as an officer, director, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise at the request of the company, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the company, which approval shall not be unreasonably withheld) actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she believed to be in or not opposed to the best interest of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such right to indemnification includes the right to advancement of expenses incurred by such person prior to final disposition of the proceeding, provided that such director or officer shall provide the company with an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision that such person is not entitled to be indemnified for such expenses.

         The Bylaws also provide that Enova shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him or her connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the company unless and only to the extent that the Nevada Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Nevada Court of Chancery or such other court shall deem proper. No person shall be indemnified by the company for any expenses or amounts paid in settlement with respect to any action to recover short-swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Articles of Incorporation provides that if the Nevada General Corporation law is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the company shall be eliminated or limited to the fullest extent permitted by the Nevada General Corporation Law, as so amended.

         Enova has also entered into indemnification agreements with its directors and officers which similarly provide for the indemnification and advancement of expenses. In addition, Enova has agreed to indemnify the directors and officers to the fullest extent of the law pursuant to the terms of their employment agreement with Enova.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the expenses in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions. Enova shall bear all such expenses. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee                      $2,641.06
Legal Fees and Expenses                  $25,000.00
Accounting Fees and Expenses             $15,000.00
Miscellaneous                             $5,000.00
                                          ---------
TOTAL                                    $47,641.06

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         Pursuant to its incorporation in May 1998, Enova (then YSI) issued one share of its common stock to its initial director, Fred G. Luke in consideration for services rendered. Exemption from registration under the Securities Act of 1933, as amended, is claimed for the sale of the security set forth above in reliance upon the exemption afforded by Section 4(2) of the Act.

         On February 1, 1999, Enova and Hartcourt entered into a Share Purchase Agreement in which Hartcourt acquired one (1) share of Enova which represented all of the issued and outstanding shares of Enova, making Enova a wholly owned subsidiary of Hartcourt. Exemption from registration under the Securities Act of 1933, as amended, is claimed for the sale of the security set forth above in reliance upon the exemption afforded by Section 4(2) of the Act.
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
         On March 1,1999, Enova and Hartcourt executed an Exchange Agreement whereby Hartcourt exchanged all of its ownership interest in two wholly owned subsidiaries, Pego Systems, Inc. ("Pego") and Electronics Component Systems, Inc. ("ECS"), collectively the "subsidiaries," for 4,709,788 additional shares of Enova. Exemption from registration under the Act, is claimed for the sale of all the securities set forth above in reliance upon the exemption afforded by
Section 4(2) of the Act.

ITEM 27. EXHIBITS

The following is a list of exhibits required by Item 601 of Regulation S-B that are filed or incorporated by reference. The exhibits that are incorporated by reference from Enova's prior SEC filings are noted on the exhibit index. The other exhibits are attached hereto and being filed with the SEC as part of this registration statement.

Exhibit
Number   Description of Exhibits
--------------------------------------------------------------------------------

3(i)     Articles of Incorporation of Yes Lifestyles, Inc.*

3(ii)    Bylaws of Yes Lifestyles, Inc.*

3(iii) Certificate of Amendment to the Articles of Incorporation of Yes Lifestyles, Inc.*

4.1      Form of Common Stock Certificate of Enova Holdings Inc.*

4.2 Certificate of Determination of the Rights and Preferences of Preferred Stock of Enova Holdings, Inc.*

5.1      Opinion of Richard O. Weed re: Legality

10.1 Share Purchase Agreement between The Hartcourt Companies, Inc. and Enova Holdings, Inc.*

10.2 Exchange Agreement between The Hartcourt Companies, Inc. and Enova Holdings, Inc.*

10.3 Distribution Agreement between The Hartcourt Companies, Inc. and Enova Holdings, Inc.*

10.4     Employment Agreements with Dr. Alan V. Phan*

10.5     Employment Agreement with Mr. Manu Ohri*

21       Subsidiaries of Enova*

23.1     Consent of Independent Auditors, Weinberg & Co. L.P

23.2     Consent of Richard O. Weed

27       Financial Data Schedule*

* Previously filed with Enova's filing of a Form 10-SB and subsequent amendments thereto.

ITEM 28. UNDERTAKINGS.

Enova hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information provided.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
























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



                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Long Beach, State of California, on November 14, 2000.

                                           Enova Holdings, Inc.



                                           By: /s/ Dr. Alan V. Phan
                                           Name: Dr. Alan V. Phan
                                           Title: Chairman

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Dr. Alan V. Phan
Dr. Alan V. Phan      Director, Chairman                       November 14, 2000

/s/ Manu Ohri         Director, President, Chief Executive Officer
Manu Ohri                                                      November 14, 2000

/s/ Frederic Cohn
Frederic Cohn         Director, Secretary, Treasurer           November 14, 2000

Index To Exhibits Filed Herein

5.1           Opinion of Richard O. Weed re: Legality

23.1          Consent of Independent Auditors, Weinberg & Co. L.P

23.2          Consent of Richard O. Weed














































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